Exhibit 10.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY

DOMA TITLE OF CALIFORNIA, INC.,

DOMA CORPORATE LLC,

AND

WILLISTON FINANCIAL GROUP LLC

DATED AS OF MAY 19, 2023

TABLE OF CONTENTS

i

ii

EXHIBIT A – Definitions

EXHIBIT B – Form of Escrow Agreement

ANNEX I – Closed Title Files

ANNEX II – Permitted Liens

ANNEX III – Specified Doma Corporate Employees

ANNEX IV – Specified Retention Employees

ANNEX V – Retention Pool

Seller Knowledge Schedule
Buyer Knowledge Schedule

Seller Disclosure Schedule

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of May 19, 2023, (the “Closing Date”) is made by and among Williston Financial Group LLC, a Delaware limited liability company (“Buyer”); Doma Title of California, Inc., a California corporation (“Seller”), Doma Corporate LLC, a Delaware limited liability company (“Doma Corporate”). Buyer, Seller, and Doma Corporate are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth in Exhibit A to this Agreement.

WHEREAS, Seller is engaged in the business of selling, servicing, providing, placing and marketing title insurance and real estate settlement services, including escrow and closing services, and other real estate transaction-related products and services for current and prospective homeowners, lenders, builders and other residential and commercial real estate professionals (collectively, “title insurance products and related services”) in the State of California (the “Business”); provided, for the avoidance of doubt, that “Business” does not include instant underwriting algorithms or software or related technologies developed by Doma Holdings, Inc. or its Affiliates (including Seller) (“Instant Underwriting Technologies”) and neither Buyer nor its Affiliates will have use of or access to Instant Underwriting Technologies after the Closing under this Agreement or the Transition Services Agreement (as defined below).

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller the Purchased Assets (as defined below).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

PURCHASE AND SALE OF ASSETS

Section 1.1         Purchased Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined below), Seller shall sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Liens, other than Permitted Liens, all right, title, and interest of Seller in and to the following assets and rights of Seller (collectively, the “Purchased Assets”):

(a)    Seller’s right to all commission and other revenue generated from each Client Account set forth in Section 1.1(a) of the Seller Disclosure Schedule as updated within twenty-four (24) hours after the Closing (each a “Pending Title File” and collectively, the “Pending Title Files” and the commission and other revenue generated from such Pending Title Files, the “Pending Title Files Revenues”), and subject to the Transition Services Agreement;

(b)    the Fixed Assets listed on Section 1.1(b) of the Seller Disclosure Schedule;

(c)    all rights of Seller under all Contracts listed on Section 1.1(c) of the Seller Disclosure Schedule (collectively, the “Assigned Contracts”);

(d)    all rights of Seller under Leases as listed on Section 1.1(d) of the Seller Disclosure Schedule;

(e)    all Books and Records, except as provided in Section 1.2(d);

(f)    to the extent included in Closing Working Capital (as finally determined in accordance with Section 1.6), all prepaid expenses (excluding refundable insurance premiums for policies which are non-transferable and any prepaid rental payments) and deposits, deferred charges, advance payments, security deposits and prepaid items primarily relating to the Purchased Assets or the operation of the Business;

(g)    the IT Assets set forth in Section 1.1(g) of the Seller Disclosure Schedule;

(h)    all Accounts Receivable to the extent included in Closing Working Capital (as finally determined in accordance with Section 1.6);

(i)    all of Seller’s claims (including warranties, choses in action, causes of action, rights of recovery, rights of set-off, and rights to enforcement of restrictive covenants), whether choate or inchoate, known or unknown, contingent or non-contingent, against Third Parties relating to the Purchased Assets, the Assumed Liabilities, or the Specified Doma Corporate Employees who become employed by Buyer or its Affiliates in connection with the transactions contemplated by this Agreement;

(j)    all of the shares, membership interests or other securities owned by Seller in the entities listed in Section 1.1(j) of the Seller Disclosure Schedule (including the Title Plants);

(k)    the creative, promotional, marketing or advertising materials (whether in hard copy or computer or other electronic format) of Seller primarily used in the Business;

(l)    the educational, training or similar materials of Seller primarily used in the Business for the training or education of customers, employees, or independent contractors;

(m)    all customer lists, price lists, and vendor lists and similar items related to the Business to be provided to Buyer pursuant to the Transition Services Agreement;

(n)    the documents and forms used by Specified Doma Corporate Employees related to the Business set forth in Section 1.1(n) of the Seller Disclosure Schedule, and subject to the Transition Services Agreement; and

(o)    subject to the Transition Services Agreement, copies and data extracts (in form reasonable acceptable to Buyer) of certain information for the Closed Title Files.

Section 1.2         Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Seller shall retain, and Buyer shall not purchase or acquire, any of the assets, properties or rights of Seller not specifically listed or described in Section 1.1 (the “Excluded Assets”), including the following:

(a)    all rights of Seller under any other Contracts other than the Assigned Contracts, including those Contracts listed on Section 1.2(a) of the Seller Disclosure Schedule and Contracts related to Software used to store, access, and use the Customer Data;

(b)    Trade Names and any derivatives thereof used in the operation of the Business, including, but not limited to the Trade Names listed in Section 1.2(b) of the Seller Disclosure Schedule;

(c)    the corporate seal, minute books, stock books, blank share certificates and other records relating to the corporate or other legal organization of Seller;

(d)    the original of any Books and Records that Seller is required by Applicable Law to retain, so long as Seller delivers at least one (1) copy thereof to Buyer;

(e)    the shares, membership interests or other securities of other entities owned by Seller other than those entities listed in Section 1.1(j) of the Seller Disclosure Schedule;

(f)    the Seller Group Benefit Plans, and all assets and contracts relating thereto;

(g)    all monies to be received by Seller from Buyer under this Agreement and the Transaction Documents and other rights of Seller under this Agreement and the Transaction Documents, and all rights in any bank account formed for the purpose of receiving such monies;

(h)    all Permits, including all qualifications to do business as a foreign corporation or other entity and all arrangements with registered agents relating to foreign qualifications;

(i)    all cash, cash equivalents and bank accounts of Seller;

(j)    all of Seller’s claims, rights or interests in or to any earnings credit relating to Seller’s bank accounts;

(k)    all of Seller’s claims, rights or interests in or to any Tax refunds, rebates or similar payments of Taxes for, or applicable to, any taxable period or portion thereof ending on or prior to the Closing Date of Seller, together with any interest due thereon or penalty rebate arising therefrom, and any Tax prepayments made by Seller;

(l)    all Tax Returns, Tax reports, Tax records and all records (including working papers) related thereto of Seller;

(m)    all Intellectual Property and Intellectual Proprietary Rights of Seller;

(n)    the IT Assets other than those set forth in Section 1.1(g) of the Seller Disclosure Schedule and those described in Section 1.1(m) above, including the back plant detailed on Section 1.1(g) of the Seller Disclosure Schedule;

(o)    Pending Title Files (which for the avoidance of doubt do not include the Pending Title Files Revenues which are Purchased Assets pursuant to Section 1.1(a)) and Closed Title Files (which for the avoidance of doubt does not include copies and data extracts of certain information relating thereto which are Purchased Assets pursuant to Section 1.1(o)); and

(p)    the assets set forth in Section 1.2(p) of the Seller Disclosure Schedule.

Section 1.3         Assumed Liabilities; Excluded Liabilities.

(a)         As part of the consideration for the Purchased Assets, Buyer shall assume the following Liabilities of Seller relating to the Business or the Purchased Assets except to the extent that such Liabilities are Excluded Liabilities (the Liabilities so assumed, collectively, the “Assumed Liabilities”):

(i)         such Liabilities to the extent that they (x) first arise or accrue after the Closing and relate to the period after the Closing and (y) do not arise as a result of any action, inaction, error, omission, breach or default by Seller or any of its Affiliates occurring prior to or as of the Closing;

(ii)    Seller’s ongoing obligations following the Closing to service existing Client Accounts;

(iii)    any Transfer Taxes that are the responsibility of Buyer under Section 6.4(a) (if any);

(iv)    any trade accounts payable and other Current Liabilities, in each case, to the extent included in Closing Working Capital (as finally determined in accordance with Section 1.6(b)(ii) herein); and

(v)    all executory obligations of Seller to be performed on or after the Closing Date under the Assigned Contracts.

(b)         Except as specifically identified by Section 1.3(a), Buyer shall assume no Liability of Seller other than the Assumed Liabilities, including any Indebtedness of Seller or the Business, any Outstanding Transaction Expenses and any Pre-Closing Taxes (each individually an “Excluded Liability” and collectively, the “Excluded Liabilities”). The Excluded Liabilities shall remain the sole responsibility of Seller, and Seller shall pay, perform and discharge, as and when due, each Excluded Liability.

Section 1.4         Purchase Price. The aggregate consideration for the Purchased Assets is an amount (the “Purchase Price”) equal to (a) ten million five hundred thousand dollars ($10,500,000) in cash (the “Cash Purchase Price”), subject to payments in Section 1.5 and to adjustment pursuant to Section 1.6, plus (b) any amount of the Deferred Payment based on the contingent right to receive the Deferred Payment, if any, that may become payable to Seller if earned as provided in Section 1.7.

Section 1.5         Payment of the Cash Purchase Price. At Closing, Buyer shall pay or cause to be paid an aggregate amount equal to (x) the Cash Purchase Price plus (y) the Estimated Working Capital Adjustment (such aggregate amount, the “Preliminary Purchase Price”), as follows:

(a)    to the Escrow Agent, the NWC Escrow Amount, by wire transfer of immediately available funds, for deposit into an escrow account established pursuant to the terms of the Escrow Agreement (the “Escrow Account”); and

(b)    to Seller, by wire transfer of immediately available funds to an account designated by Seller at least three (3) Business Days prior to the Closing Date, an aggregate amount (the “Closing Payment”) equal to:

(i)    the Preliminary Purchase Price;

(ii)    minus the NWC Escrow Amount.

Section 1.6         Working Capital Adjustment.

(a)         Estimated Closing Statement.

(i)         Prior to the date hereof, Seller prepared and delivered to Buyer a statement (the “Estimated Closing Statement”) setting forth in reasonable detail Seller’s good faith calculations and estimates of the estimated Working Capital as of the Closing Date (the “Estimated Working Capital”).

(b)         Closing Statement.

(i)    No later than ninety (90) days following the Closing Date, Buyer will prepare and deliver to Seller a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s calculation of Working Capital as of the Closing Date (the “Closing Working Capital”).

(ii)    Seller shall have thirty (30) days after its receipt of the Closing Statement (the “Closing Statement Review Period”) to review the Closing Statement and Buyer’s calculation of Closing Working Capital set forth therein. During the Closing Statement Review Period, Seller and its Representatives shall have the right to inspect Buyer’s books and records and other documents and materials reasonably requested by Seller, during normal business hours at Buyer’s offices and upon reasonable prior notice, solely for purposes reasonably related to the determination of the Closing Working Capital. Prior to the expiration of the Closing Statement Review Period, Seller may object to the calculations set forth in the Closing Statement by delivering a written notice of objection (a “Closing Statement Objection Notice”) to Buyer. The Closing Statement Objection Notice shall specify the items in the Closing Statement disputed by Seller and shall describe in reasonable detail the basis for each such objection, as well as the amount in dispute (and Seller’s proposed calculation thereof in accordance with the definitions of Current Assets, Current Liabilities, and Working Capital herein). If Seller fails to deliver the Closing Statement Objection Notice to Buyer prior to the expiration of the Closing Statement Review Period, then the calculations set forth in the Closing Statement (including the calculation of the Closing Working Capital) shall be final, binding, and conclusive on the Parties for all purposes herein. If Seller delivers a Closing Statement Objection Notice to Buyer prior to the expiration of the Closing Statement Review Period, then Buyer and Seller shall negotiate in good faith to resolve the disputed item(s) set forth therein and agree upon the resulting amount of the Closing Working Capital. If Buyer and Seller are unable to resolve in writing all such disputes within thirty (30) days after receipt by Buyer of the Closing Statement Objection Notice, then at the written election of either Buyer or Seller, Buyer and Seller shall jointly select and retain Grant Thornton LLP (the “Independent Accounting Firm”) to review any such unresolved disputed item(s) in the Closing Statement Objection Notice and make a final determination with respect to the calculation of Closing Working Capital therein. The Independent Accounting Firm shall act as an expert (and not as an arbitrator) and Buyer and Seller shall direct the Independent Accounting Firm to only consider those items that are identified in the Closing Statement Objection Notice as in dispute to the extent not otherwise resolved in writing by Buyer and Seller prior to the engagement of the Independent Accounting Firm under this Section 1.6(b)(ii). Buyer and Seller shall instruct the Independent Accounting Firm to make its determination in accordance with the definitions of Current Assets, Current Liabilities, and Working Capital herein, to not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer in the Closing Statement, on the one hand, or Seller in the Closing Statement Objection Notice, on the other hand, or less than the smallest value for such item assigned by Buyer in the Closing Statement, on one hand, or Seller in the Closing Statement Objection Notice, on the other hand, and to make its determination based solely on the presentations by Seller and Buyer and not by independent review. Buyer and Seller shall instruct the Independent Accounting Firm to issue a reasonably detailed report showing its final determination of such disputed item(s) (together with its basis therefor) within thirty (30) days of the engagement of the Independent Accounting Firm under this

Section 1.6(b)(ii) (or such longer time as is agreed to in writing by Buyer and Seller) and the final determination of such disputed item(s) by the Independent Accounting Firm shall be final, binding, and conclusive on the Parties and not subject to any appeal or challenge, absent fraud or manifest error. Buyer and Seller shall make readily available to the Independent Accounting Firm all relevant books and records and any work papers (including those of Buyer’s and Seller’s respective Representatives) relating to the Closing Statement and Closing Statement Objection Notice (and the calculations therein) and all other items reasonably requested by the Independent Accounting Firm. Neither Buyer nor Seller shall (and each shall direct its Representatives not to) engage in any ex-parte communications with the Independent Accounting Firm. The fees and expenses of the Independent Accounting Firm engaged under this Section 1.6(b)(ii) shall be borne by Seller (on the one hand) and Buyer (on the other hand) in proportion to the aggregate amounts by which Seller’s and Buyer’s proposals, as applicable, differed from the Independent Accounting Firm’s final determination under this Section 1.6(b)(ii). In connection with the resolution of any such dispute, each of Buyer and Seller shall pay its own fees and expenses, including legal, accounting, and consultant fees and expenses. Notwithstanding anything to the contrary in this Agreement, any disputes regarding amounts shown in the Closing Statement shall be resolved as set forth in this Section 1.6(b)(ii).

(c)         Within five (5) Business Days after the final determination of the Closing Working Capital in accordance with Section 1.6(b)(ii):

(i)    if Closing Working Capital is greater than the Estimated Working Capital, then (A) Buyer shall pay an amount equal to such difference by wire transfer of immediately available funds to an account designated by Seller in advance, and (B) Buyer and Seller shall direct the Escrow Agent in writing to disburse funds in the Escrow Account to Seller by wire transfer of immediately available funds to an account designated by Seller in advance;

(ii)    if Closing Working Capital is less than the Estimated Working Capital, then Buyer and Seller shall direct the Escrow Agent in writing to release from the Escrow Account (A) the amount of such difference by wire transfer of immediately available funds to an account designated by Buyer in advance and (B) the remainder of the funds in the Escrow Account (if any) by wire transfer of immediately available funds to an account designated by Seller in advance; provided, that if the funds in the Escrow Account are insufficient to satisfy any such amount due and owing to Buyer (a “NWC Shortfall”), then Seller shall pay to Buyer by wire transfer of immediately available funds to an account designated by Buyer in advance such NWC Shortfall; and

(iii)    if the Closing Working Capital is equal to the Estimated Working Capital, then no payment shall be due by either Buyer or Seller under this Section 1.6(c), and Buyer and Seller shall direct the Escrow Agent in writing to disburse the funds in the Escrow Account to Seller by wire transfer of immediately available funds to an account designated by Seller in advance.

(iv)    Any payment by Buyer or Seller under this Section 1.6(c) paid by Buyer to Seller hereunder will be treated, in any such case, by the Parties as an adjustment to the Purchase Price for all Tax purposes, except to the extent otherwise required by Applicable Law.

Section 1.7         Deferred Payment.

(a)    Deferred Payment Statement. Within thirty (30) days following the date that is the twelve (12)-month anniversary of the Closing Date (such 12-month anniversary of the Closing Date, the “Deferred Payment Measurement Date”), Buyer shall prepare and deliver (or cause to be prepared and delivered) to Seller a statement setting forth in reasonable detail (i) each Specified Retention Employee that was employed with Buyer from such Specified Retention Employee’s Employment Date through and including the Deferred Payment Measurement Date, (ii) the aggregate Specified Retention Weighting for all such Specified Retention Employees, (iii) the aggregate Unused Retention Pool, (iv) based thereon, the aggregate Deferred Payment Pool and (v) based thereon, the Deferred Payment, if any, to which Seller, subject to the terms and conditions of this Agreement, is entitled pursuant to Section 1.7(b) (the “Deferred Payment Statement”).

(b)    Review and Determination of Deferred Payment. Seller shall have thirty (30) days after its receipt of the Deferred Payment Statement (the “Deferred Payment Statement Review Period”) to review the Deferred Payment Statement and Buyer’s calculation of the Deferred Payment set forth therein. During the Deferred Payment Statement Review Period, Seller and its Representatives shall have the right to inspect Buyer’s books and records and other documents and materials (other than personnel files and other privileged or confidential information of Buyer) reasonably requested by Seller, during normal business hours at Buyer’s offices and upon reasonable prior notice, solely for purposes reasonably related to the determination of the Deferred Payment. Prior to the expiration of the Deferred Payment Statement Review Period, Seller may object to the calculations set forth in the Deferred Payment Statement by delivering a written notice of objection (a “Deferred Payment Statement Objection Notice”) to Buyer. The Deferred Payment Statement Objection Notice shall specify the items in the Deferred Payment Statement disputed by Seller and shall describe in reasonable detail the basis for each such objection, as well as the amount in dispute (and Seller’s proposed calculation thereof in accordance with the definitions of Specified Retention Employees, Specified Retention Weighting and Deferred Payment herein). If Seller fails to deliver the Deferred Payment Statement Objection Notice to Buyer prior to the expiration of the Deferred Payment Statement Review Period, then the calculations set forth in the Deferred Payment Statement (including the calculation of the Deferred Payment, if any) shall be final, binding, and conclusive on the Parties for all purposes herein. If Seller delivers a Deferred Payment Statement Objection Notice to Buyer prior to the expiration of the Deferred Payment Statement Review Period, then Buyer and Seller shall negotiate in good faith to resolve the disputed item(s) set forth therein and agree upon the resulting amount of the Deferred Payment. If Buyer and Seller are unable to resolve in writing all such disputes within thirty (30) days after receipt by Buyer of the Deferred Payment Statement Objection Notice, then at the written election of either Buyer or Seller, Buyer and Seller shall jointly select and retain the Independent Accounting Firm to review any such unresolved disputed item(s) in the Deferred Payment Statement Objection Notice and make a final determination with respect to the calculation of the Deferred Payment therein on terms and conditions, and in accordance with the dispute resolution procedures (including the procedures relating to the allocation of the fees and expenses of the Independent Accounting Firm) in Section 1.6(b)(ii), mutatis mutandis.

(c)    Payment of the Deferred Payment. Subject to Buyer’s right of set-off pursuant to Section 9.8, promptly, but in any event no later than ten (10) Business Days, following the final determination of the Deferred Payment in accordance with Section 1.7(b), Buyer shall pay by wire transfer of immediately available funds to an account or accounts designated by Seller in advance, the Deferred Payment (in the amount as finally determined in accordance with Section 1.7(b)).

(d)    Certain Acknowledgements. Seller acknowledges that the contingent right of Seller to receive the Deferred Payment, if any, pursuant to this Section 1.7: (i) is speculative in nature and not guaranteed; (ii) is solely a contractual right and is not a security for purposes of any federal or state securities laws (and shall confer upon Seller only the rights of a general, unsecured creditor under Applicable Law); (iii) will not be represented by any form of certificate or instrument; (iv) does not give Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights of holders of equity securities; (v) is not assignable or otherwise transferable by Seller except to the equityholders of Seller in accordance with their respective ownership percentages (and any purported assignment or transfer in violation hereof shall be null and void ab initio).

ARTICLE II.
CLOSING

Section 2.1         Closing. Subject to the terms and conditions of this Agreement, including the satisfaction or waiver of the conditions to closing set forth in this Article II, the closing of the transactions contemplated in Section 1.1, Section 1.3 and Section 1.5 (the “Closing”) shall take place by electronic exchange of documents and signature pages on the Closing Date; provided, the Closing shall be deemed effective as of 11:59 p.m. California time on the Closing Date.

Section 2.2         Delivery and Conveyance by Seller at Closing. On the Closing Date, Seller shall deliver to Buyer such bills of sale and assignments and other good and sufficient instruments of conveyance, in forms reasonably satisfactory to Buyer, as necessary and appropriate to transfer and assign to, and vest in, Buyer all of Seller’s respective rights, titles, and interest in and to the Purchased Assets free and clear of all Liens, other than Permitted Liens. Without limiting the generality of the foregoing, at or prior to the Closing, Seller shall deliver to Buyer:

(a)    a bill of sale and assignment and assumption agreement, in a form and substance reasonably satisfactory to Buyer (the “Bill of Sale and Assignment and Assumption Agreement”), executed by Seller;

(b)    the Escrow Agreement, executed by Seller;

(c)    a transition services agreement, in a form and substance reasonably satisfactory to the Parties (the “Transition Services Agreement”), executed by Seller;

(d)    a properly completed and executed IRS Form W-9 (or, if Seller is a disregarded entity for U.S. federal Tax purposes, the Person that is treated, for U.S. federal Tax purposes, as selling the Purchased Assets sold by Seller shall provide such IRS Form W-9 indicating thereon that Seller is so disregarded);

(e)    a certificate of good standing (or comparable certificate) for Seller issued as of a recent date by the Secretary of State of the State of California and the applicable Governmental Entity of each other state in which Seller is qualified to conduct business as a foreign corporation;

(f)    the consents, waivers, and approvals required to be obtained by, and the notices required to be given by, Seller with respect to the consummation of the transactions contemplated hereby that are set forth in Section 2.2(f) of the Seller Disclosure Schedule;

(g)    a certificate of the secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying (i) Seller’s Organizational Documents in effect as of the Closing Date, (ii) the resolutions duly adopted by the board of directors or equivalent governing body of Seller authorizing and approving the execution, delivery, and performance of this Agreement and each Transaction Document to which Seller is a party and the consummation of the transactions contemplated hereby and thereby, which resolutions shall have been certified as true, correct, and in full force and effect without rescission, revocation, or amendment as of the Closing Date; and (iii) the incumbency and signatures of the officers of Seller authorized to execute and deliver this Agreement and each Transaction Document to which Seller is a party;

(h)    employment agreement, in form and substance reasonably satisfactory to Buyer, executed by [EE1](the “[EE1] Employment Agreement”);

(i)    employment agreement, in form and substance reasonably satisfactory to Buyer, executed by [EE2] (the “[EE2]Employment Agreement”, and together with the [EE1] Employment Agreement, the “Employment Agreements”);

(j)    original equity security certificates representing the equity securities of each Title Plant owned by Seller (if certificated), free and clear of all Liens (other than transfer restrictions under applicable federal and state securities laws), duly endorsed in blank or accompanied by assignments separate from certificate in form and substance acceptable to the Buyer; and

(k)    all other documents, certificates, instruments or writings reasonably requested by Buyer or its counsel in connection with the transactions contemplated by this Agreement.

Section 2.3         Delivery by Buyer at Closing. At or prior to the Closing, Buyer shall deliver to Seller, as applicable:

(a)    payment of the Preliminary Purchase Price pursuant to Section 1.5;

(b)    the Bill of Sale and Assignment and Assumption Agreement, executed by Buyer;

(c)    the Escrow Agreement, executed by Buyer and the Escrow Agent;

(d)    the Employment Agreements, executed by Buyer;

(e)    the Transition Services Agreement, executed by an Affiliate of Buyer;

(f)    a certificate of good standing (or comparable certificate) for Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

(g)    a certificate of an officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, certifying (i) the resolutions duly adopted by the governing body of Buyer authorizing and approving the execution, delivery, and performance of this Agreement and each Transaction Document to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, which resolutions shall have been certified as true, correct, and in full force and effect without rescission, revocation, or amendment as of the Closing Date, and (ii) the incumbency and signatures of the officers of Buyer authorized to execute and deliver this Agreement and each Transaction Document to which Buyer is a party; and

(h)    all other documents, certificates, instruments or writings reasonably requested by Seller or its counsel in connection with the transactions contemplated by this Agreement.

Section 2.4         Escrow Expenses. The cost and expenses payable to the Escrow Agent, if any, shall be borne 50% by Buyer and 50% by Seller.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

As a condition and material inducement to Buyer’s willingness to enter into this Agreement and the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby, Seller and Doma Corporate hereby represent and warrant to Buyer that:

Section 3.1         Organization, Qualification, and Corporate Power.

(a)    Seller is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of California and each other jurisdiction where such qualification is required for the conduct of the Business and has the requisite corporate power, capacity, and authority to own, lease, and operate the Purchased Assets and carry on the Business as currently conducted, except where the failure to be so in good standing in such other jurisdiction would not reasonably be expected to be material to the Business. Section 3.1(a) of the Seller Disclosure Schedule sets forth all such jurisdictions where Seller is required to be qualified for the conduct of the Business.

(b)    Each Title Plant is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of California and each other jurisdiction where such qualification is required for the conduct of the business of such Title Plant and has the requisite limited liability company power, capacity, and authority to own, lease, and operate its assets and properties and carry on its business as currently conducted, except where the failure to be so in good standing in such other jurisdiction would not reasonably be expected to be material to the business of such Title Plant.

(c)    Seller has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party at or prior to the Closing and to consummate the transactions contemplated hereby or thereby. The execution, delivery, and performance by Seller of this Agreement and each such Transaction Document and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. Seller has duly executed and delivered this Agreement and each Transaction Document to which it is or will be a party at or prior to the Closing will be duly executed and delivered by Seller at or prior to the Closing, and (assuming the due authorization, execution and delivery by Buyer) this Agreement constitutes, and each Transaction Document to which it is or will be a party at or prior to the Closing when so executed and delivered will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its and their terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws, now or hereafter in effect, affecting the enforcement of creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

(d)    Doma Corporate is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware and each other jurisdiction where such qualification is required for the conduct of the its business and has the requisite limited liability company power, capacity, and authority to own, lease, and operate its assets and carry on its business as currently conducted, except where the failure to be so in good standing in such other jurisdiction would not reasonably be expected to be material to its business. Section 3.1(d) of the Seller Disclosure Schedule sets forth all such jurisdictions where Doma Corporate is qualified.

(e)    Doma Corporate has the requisite limited liability company power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party at or prior to the Closing and to consummate the transactions contemplated hereby or thereby. The execution, delivery, and performance by Doma Corporate of this Agreement and each such Transaction Document and the consummation by Doma Corporate of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Doma Corporate. Doma Corporate has duly executed and delivered this Agreement and each Transaction Document to which it is or will be a party at or prior to the Closing will be duly executed and delivered by Doma Corporate at or prior to the Closing, and (assuming the due authorization, execution and delivery by Buyer) this Agreement constitutes, and each Transaction Document to which it is or will be a party at or prior to the Closing when so executed and delivered will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its and their terms subject to the Enforceability Exceptions.

Section 3.2         Noncontravention; Consents.

(a)    The execution and delivery by Seller of this Agreement and each Transaction Document to which it is or will be a party at or prior to the Closing, and the consummation of the transactions contemplated hereby and thereby by Seller, do not and will not, except as set forth in Section 3.2 of the Seller Disclosure Schedule, (i) conflict with any of the provisions of the Organizational Documents of Seller or of any Title Plant, (ii) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, acceleration, or modification or loss of any benefit under, any Contract, Permit, or other instrument to which Seller is a party, (iii) assuming the accuracy of the representations and warranties made in Section 4.3(a) (other than Section 4.3(a)(iii)), contravene any Applicable Law applicable to Seller, the Purchased Assets (including the Title Plants) or the Assumed Liabilities, (iv) conflict with, result in a breach or violation of, or default under, any Order applicable to Seller, the Business, or any of the Purchased Assets (including the Title Plants), or (v) result in the creation or imposition of any Lien on any of the Purchased Assets (including the Title Plants), except, in the case of clause (ii) above, any such items which would not reasonably be expected to be material to the Business.

(b)    No consent, approval, waiver, or authorization of, or declaration or filing with, notice to, or payment to any Governmental Entity is required by or with respect to Seller or any Title Plant in connection with Seller’s execution and delivery of this Agreement or any Transaction Document to which it is or will be a party at or prior to the Closing or the consummation by Seller of any of the transactions contemplated hereby or thereby, except for consents, approvals, authorizations, declarations, filings or notices which failure to obtain or make would not reasonably be expected to, individually or in the aggregate, prevent, delay in any material respect or impede in any material respect the performance by Seller of its obligations under, and to consummate the transactions contemplated by, this Agreement.

(c)    The execution and delivery by Doma Corporate of this Agreement and each Transaction Document to which it is or will be a party at or prior to the Closing, and the consummation of the transactions contemplated hereby and thereby by Doma Corporate, do not and will not, (i) conflict with any of the provisions of the Organizational Documents of Doma Corporate, (ii) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under or give rise to a right of termination, acceleration, or modification or loss of any benefit under, any Contract, Permit, or other instrument to which Doma Corporate is a party, (iii) assuming the accuracy of the representations and warranties made in Section 4.3(a) (other than Section 4.3(a)(iii)(A)), contravene any Applicable Law applicable to Doma Corporate, (iv) conflict with, result in a breach or violation of, or default under, any Order applicable to Doma Corporate, or (v) result in the creation or imposition of any Lien on any of the Purchased Assets (including the Title Plants), except, in the case of clause (ii) above, any such items which would not reasonably be expected to be material to the Business.

(d)    No consent, approval, waiver, or authorization of, or declaration or filing with, notice to, or payment to any Governmental Entity is required by or with respect to Doma Corporate in connection with Doma Corporate’s execution and delivery of this Agreement or any Transaction Document to which it is or will be a party at or prior to the Closing or the consummation by Doma Corporate of any of the transactions contemplated hereby or thereby, except for consents, approvals, authorizations, declarations, filings or notices which failure to obtain or make would not reasonably be expected to, individually or in the aggregate, prevent, delay in any material respect or impede in any material respect the performance by Doma Corporate of its obligations under, and to consummate the transactions contemplated by, this Agreement.

Section 3.3         Subsidiaries. Section 3.3 of the Seller Disclosure Schedule sets forth the name and jurisdiction of each Subsidiary of Seller and each Title Plant, which are all of the Subsidiaries of Seller, and Seller does not, directly or indirectly, beneficially or of record own, and is not party to or bound by any Contract to acquire, any equity interest in any Person other than as disclosed in Section 3.3 of the Seller Disclosure Schedule. There are no authorized, outstanding or promised appreciation rights, phantom equity or similar rights with respect to any of Seller’s Subsidiaries or any of the securities of any of Seller’s Subsidiaries. All of the issued and outstanding equity interests of each Title Plant owned by Seller and disclosed in Section 3.3 of the Seller Disclosure Schedule (a) have been duly authorized, (b) are validly issued, fully paid, and non-assessable, (c) were issued in compliance with or pursuant to an exemption from all applicable federal and state securities Laws, and (d) were not issued in violation of any preemptive, subscription, or other similar rights. Seller is not a party to or otherwise bound by any voting trust, proxy, or other agreement with respect to the voting of any securities of any Title Plant.

Section 3.4         Title to Purchased Assets; Ownership of Pending Title Files Revenues. Except as set forth in Section 3.4 of the Seller Disclosure Schedule, Seller has good and marketable title to the Purchased Assets, free and clear of all Liens, other than Permitted Liens. Seller has the sole right to the Pending Title Files Revenues included in the Purchased Assets and all Books and Records related to the Pending Title Files relating thereto. Each Title Plant has good and marketable title to the assets owned or purported to be owned by such Title Plant.

Section 3.5         Clients and Carriers.

(a)    To the extent relating to the Business, Seller has not, in the last two (2) years, received written, or to the Knowledge of Seller, verbal notice that (i) any single Client that has, at any time, generated more than $75,000 in annual revenue of Seller, has cancelled, terminated, not renewed, intends to cancel, terminate or not renew any title insurance products or related services that is or was provided to such Client by Seller or (ii) any Carrier intends to decrease commissions payable under any Carrier Contract with Seller or otherwise adversely modify its business relationship with Seller in any material respect.

(b)    Seller has disclosed to each Client, to the extent required by Applicable Law, the nature and extent of the compensation received by Seller, directly or indirectly, from insurance companies or insurance intermediaries in respect of any business transacted by Seller on behalf of such Client.

(c)    Section 3.5(c) of the Seller Disclosure Schedule lists the top ten (10) Carriers of the Business for the twelve (12)-month period ended December 31, 2022, by dollar amount of commissions and other compensation paid to Seller by such Carriers.

Section 3.6         Anti-Bribery and Anti-Money Laundering Compliance. During the past two (2) years, neither Seller nor any agent acting at the direction of Seller has provided, offered, gifted, or promised, directly or knowingly through another Person, anything of value to any Government Official, for the purpose of (a) influencing any act or decision of such Government Official in their official capacity, inducing such Government Official to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the Business or (b) inducing such Government Official to use his or her influence to affect or influence any act or decision of any Governmental Entity, in each of (a) and (b) in order to assist Seller in obtaining or retaining business. Seller has complied in all material respects with the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001, and other applicable anti-money laundering Applicable Laws, as each is amended from time to time. Seller utilizes controls procedures and an internal accounting controls system sufficient to provide reasonable assurances that violations of applicable anti-bribery or anti-money laundering Laws will be prevented and detected.

Section 3.7         Acquisitions and Dispositions. Neither Seller nor any Title Plant has sold or acquired any Client Accounts or other material assets of any Person or participated in any merger, stock or asset purchase (a) during the two (2) year period immediately preceding the Closing Date, or (b) whereby any purchase price or other consideration related thereto remains unpaid or any material obligation of Seller remains outstanding.

Section 3.8         Financial Statements.

(a)    True, correct, and complete copies of the unaudited consolidated balance sheet of Seller as of December 31, 2020, December 31, 2021 and December 31, 2022 (collectively, the “Balance Sheet”) and the related statements of operations and comprehensive income and cash flows (or the equivalent) for the respective twelve-month periods then ended (together with the Balance Sheet, the “Financial Statements”) are set forth in Section 3.8 of the Seller Disclosure Schedule. The Financial Statements have been prepared in all material respects in accordance with GAAP (as at the time such statements were prepared) and on that basis fairly present, in all material respects, the consolidated financial position and results of operations and cash flows of the Business as of the respective dates thereof and for the respective periods indicated, subject to normal year-end adjustments and the absence of footnotes and which would not be material (individually or in the aggregate). The accounting practices of Seller have been consistently applied for all periods represented by the Financial Statements, except as may be expressly indicated in the notes thereto. Seller’s books and records are complete and correct in all material respects and accurately reflect all of the assets, Liabilities, transactions, and results of operations of the Business in all material respects, and the Financial Statements have been prepared and presented based upon and in conformity therewith.

(b)    Seller maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of Seller and to maintain accountability for Seller’s assets, (iii) access to assets of Seller is permitted only in accordance with management’s authorization, (iv) the reporting of assets of Seller is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Seller has not received any written, or to the Knowledge of Seller, oral notice of any fraud that involves any employee of Seller or that calls into question the effectiveness of the design and operation of Seller’s internal controls over accounting or financial reporting.

Section 3.9         Absence of Undisclosed Liabilities. Seller has no liabilities, obligations or commitments that are required to be reflected on the face of a consolidated balance sheet (or the notes thereto) prepared in accordance with GAAP, except (a) those liabilities provided for, reflected, reserved against, or disclosed (in each case either specifically or generally) in the Balance Sheet for the year ended December 31, 2022 (or the notes thereto), (b) liabilities disclosed in Section 3.9 of the Seller Disclosure Schedule, and (c) liabilities incurred in the Ordinary Course of Business since December 31, 2022, none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law or arose out of any Action, (d) liabilities incurred in connection with the transactions contemplated by this Agreement and any Transaction Documents to which Seller is a party.

Section 3.10         Indebtedness. Except as set forth in Section 3.10 of the Seller Disclosure Schedule, to the extent relating to the Business, (a) Seller, the Business and the Title Plants have no Indebtedness and (b) neither Seller nor any Title Plant guarantees any Indebtedness of any other Person. Seller is not in default of any of its obligations under any of its Indebtedness set forth in Section 3.10 of the Seller Disclosure Schedule.

Section 3.11         Absence of Certain Developments. Other than in connection with this Agreement or the transactions contemplated hereby, from December 31, 2022 to the date of this Agreement, Seller has conducted the Business in the Ordinary Course of Business in all material respects, and there has not occurred:

(a)    any event having a Material Adverse Effect;

(b)    any change in accounting methods, principles or practices adversely affecting the Purchased Assets or Assumed Liabilities, except insofar as may have been required by Applicable Law;

(c)    any cancelation, compromise, waiver, or release of any material right or claim affecting the Purchased Assets or Assumed Liabilities;

(d)    any sale, assignment, license, or transfer of any Seller’s assets used primarily in the Business, except in the Ordinary Course of Business, or any mortgage, pledge, or other Lien (other than any Permitted Lien) on any Purchased Assets;

(e)    the Business or any of the Purchased Assets suffering any extraordinary loss, damage, destruction, or casualty loss or waiver of any rights of material value, whether or not covered by insurance and whether or not in the Ordinary Course of Business

(f)    any material increase in the compensation payable or benefits provided to, or any other material change in the employment terms for, any of the Specified Doma Corporate Employees, except as required by Applicable Law or the terms of any Seller Group Benefit Plan in existence on December 30, 2022 and provided to Buyer;

(g)    any engagement of, or change in the terms of any agreement with, any consultant or individual independent contractor of Seller or an Affiliate of Seller who spends a majority of its, his or her business time in respect of Seller or the Business and is entitled to fees payable by Seller in excess of $25,000 per month;

(h)    any termination of, provision of a notice of termination to, or receipt of a notice of termination from, any Specified Doma Corporate Employee, or any consultant or individual independent contractor of Seller or of an Affiliate of Seller who spends a majority of its, his or her business time in respect of Seller or the Business and is entitled to fees payable by Seller in excess of $25,000 per month;

(i)    any incurrence, assumption, or guarantee of any Indebtedness;

(j)    any rescission, revocation, or change in any election with respect to Taxes;

(k)    any change in any Tax accounting period, adoption or change of any accounting method with respect to Taxes, filing of any amended Tax Return, entering into any agreement with respect to material Taxes with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code), surrendering any right to claim a refund for Taxes, any consent to an extension or waiver of the statute of limitations applicable to any Tax claim or assessment, or taken any other similar action relating to Taxes or Tax Returns;

(l)    any incurrence of any capital expenditure (individually or in the aggregate) in excess of $100,000; or

(m)    Seller entering into any Contract or agreement (written or oral) to do any of the foregoing.

Section 3.12         Bank Statements. Seller has made available to Buyer in the Data Room a copy of Seller’s monthly bank statements (the “Bank Statements”) for the period from January 1, 2022 to February 28, 2023. The Bank Statements represent all of the bank accounts in which Carriers deposit commission payments and revenue receipts relating to the Pending Title Files are paid or have been deposited. The Bank Statements present the activities within these bank accounts related to commissions and revenues, on a cash basis, paid by Carriers and received by Seller with respect to the Pending Title Files for such twelve (12)-month period.

Section 3.13         Intellectual Property Rights; Data Privacy and Cybersecurity.

(a)    To the Knowledge of Seller, Seller owns or possesses sufficient rights to use all material patents, patent rights, inventions, trade secrets, data sources, copyrights, know-how, proprietary rights and processes (collectively, “Intellectual Property”) that are exclusively used in the conduct of the Business (the “Intellectual Proprietary Rights”). To the Knowledge of Seller, there are no third parties who have or will be able to establish rights to any of the Intellectual Proprietary Rights, except for (a) the ownership rights of the third party licensors to the Intellectual Proprietary Rights which are licensed to Seller by such third party licensors and (b) the third party licensees of the Intellectual Proprietary Rights. To the Knowledge of Seller, there is: (i) no infringement by any third parties of any of the Intellectual Proprietary Rights and Seller has not received any written notice of any infringement of or conflict with asserted rights of others with respect to any material patent, patent right, invention, trade secret, data source, copyright, know-how or other proprietary right; (ii) no pending or, to the Knowledge of Seller, threatened Action challenging Seller’s rights in or to any such Intellectual Property; (iii) no pending or, to the Knowledge of Seller, threatened Action challenging the validity or scope of any such Intellectual Property; and (iv) no pending or, to the Knowledge of Seller, threatened Action that Seller has materially infringed or otherwise materially violated any patent, trademark, copyright, trade secret or other proprietary rights of others. All of the material licenses and sublicenses and consent decrees, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Business as currently conducted to which Seller is a party or by which any of its assets are bound (other than generally commercially available, non-custom, off the shelf software application programs) are valid and binding obligations of Seller and, to the Knowledge of Seller, the other parties thereto, enforceable in accordance with their respective terms, except to the extent that enforcement thereof may be limited by the Enforceability Exceptions.

(b)    In connection with the collection, storage, use, security, disclosure or disposal of any Personal Information by or on behalf of Seller, to the Knowledge of Seller, Seller has been in material compliance with: (i) all applicable Privacy and Security Laws, (ii) Seller’s external and customer-facing privacy disclosures, (iii) internal privacy and security policies and procedures, and (iv) contractual obligations, including in customer agreements ((i)-(iv) collectively, “Privacy and Security Requirements”).

(c)    To the Knowledge of Seller, except as set forth in Section 3.13(c) of the Seller Disclosure Schedule, since January 1, 2020, (i) Seller has not experienced any material (A) Personal Information Breaches or (B) breaches of policies relating to Personal Information collected, processed, owned, stored, used, maintained, or controlled by or on behalf of Seller, (ii) Seller has not materially failed to comply with Privacy and Security Requirements, in each case relating to Personal Information collected, processed, owned, stored, used, or maintained or controlled by or on behalf of Seller, and (iii) Seller has not experienced any material losses, thefts or unauthorized accesses to or disclosures of confidential information or proprietary information. To the Knowledge of Seller, no circumstance has arisen in which Privacy and Security Requirements would require Seller to notify a Person or Governmental Entity of a Personal Information Breach or failure to comply with Privacy and Security Requirements, and Seller has not received any written complaints or notices of the same. To the Knowledge of Seller, Seller has not been and is not currently: (a) under audit or investigation by any Governmental Entity in relation to Seller’s Personal Information handling practices, or (b) subject to any Action in relation to Seller’s Personal Information handling practices. This Agreement will not result in any material violation of any applicable Privacy and Security Requirements.

(d)    To the Knowledge of Seller, the IT Assets operate and perform in a manner that permits Seller to conduct the Business as currently conducted in all material respects and meet in all material respects the data processing needs of the Business as presently conducted. Seller has arranged for back-up data processing services necessary to meet data processing needs of Seller and has implemented reasonable data backups, disaster recovery and business-continuity practices for the Business, IT Assets and data contained therein that are consistent with industry best practices and comply in all material respects with Applicable Law. To the Knowledge of Seller, the IT Assets do not presently have any material issues or vulnerabilities.

(e)    To the Knowledge of Seller, Seller has not: (i) suffered any (A) failures or delays or breakdowns in the IT Assets within the past twenty-four (24) months which have caused any material disruption or interruption in the Business, or (B) any material unauthorized intrusion or breach of the security of the IT Assets or any material defect, bug, breakdown, malfunction, or other failure of the IT Assets; or (ii) received any notices, written claims, or written complaints from any Person regarding the same.

(f)    Seller maintains and has maintained commercially reasonable physical, technical and administrative security measures, policies, and practices, consistent with current industry standards, to protect the confidentiality, integrity, availability, and security of the IT Assets (and all information (including Personal Information, confidential or proprietary information) stored, maintained, or transmitted thereby) from and against any unlawful, accidental, or unauthorized use, access, interruption, destruction, disposal, loss, misuse, disclosure, modification or corruption, including the implementation and periodic testing of (i) data backup, (ii) disaster avoidance and recovery procedures, (iii) business continuity procedures, and (iv) encryption and other security protocol technology and has timely corrected any identified material issues, and patched or otherwise remediated any identified vulnerabilities. To the Knowledge of Seller, there has been no material unauthorized access, use, interruption, modification or corruption of any IT Assets. Seller contractually requires all vendors and other Persons providing services to Seller who have access to, or receive, Personal Information from or on behalf of Seller to comply with all Privacy and Security Requirements, as applicable. To the Knowledge of Seller, Seller has not received any written complaint, claim, demand, inquiry or other such notice, from any Person or Governmental Entity regarding any alleged violation of Privacy and Security Requirements or contractual obligations with respect to Personal Information, other confidential or proprietary information of the Business or the IT Assets.

Section 3.14         Compliance with Laws; Permits.

(a)    Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, since January 1, 2018, each of Seller and the Title Plants is and has been in compliance in all material respects with all Applicable Laws (including Insurance Laws relating to the sale, marketing, issuance, cession, administration and underwriting of title insurance) applicable to Seller with respect to the Business, the Purchased Assets and the Title Plants, and with all Orders to which Seller is subject with respect to the Business or to which any Title Plant is subject. Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, since January 1, 2018, each Title Plant is and has been in compliance in all material respects with all Applicable Laws applicable to such Title Plants, and with all Orders to which such Title Plant is subject. Except as set forth in Section 3.14(a) of the Seller Disclosure Schedule, since January 1, 2020, Seller has not received any written or, to the Knowledge of Seller, verbal notice from any Governmental Entity or any other Person alleging that Seller or any Title Plant is not in compliance in all material respects with any Applicable Law or Order with respect to the Business, any Purchased Asset or the business of any Title Plant, as applicable.

(b)    Seller holds all permits, licenses, approvals, authorizations, consents, and registrations issued by, or registrations with, any Governmental Entity that are necessary or required to conduct the Business as currently conducted, or to own or operate the Purchased Assets, as applicable (collectively, “Permits”). All material Permits of Seller are set forth in Section 3.14(b) of the Seller Disclosure Schedule. Seller is in compliance in all material respects with the terms and requirements of the Permits, and each such Permit is valid and in full force and effect, and all fees and charges with respect to each such Permit as of the date hereof has been paid in full. Since January 1, 2020, Seller has not received any written or, to the Knowledge of Seller, verbal notice from any Governmental Entity of any Action relating to any actual or proposed revocation, suspension, or termination of, or material modification to, any such Permit, in each case other than any such item that has been cured or otherwise resolved to the satisfaction of such Governmental Entity, that is no longer being pursued by such Governmental Entity following a response by Seller, or that would not reasonably be expected to be material to the Business. Each Title Plant holds all material Permits necessary or required to conduct its business as currently conducted.

Section 3.15         Employees and Employee Benefit Plans.

(a)         Seller does not directly employ and has not in the past three (3) years, directly employed any employee. Section 3.15(a) of the Seller Disclosure Schedule lists, with respect to each Specified Doma Corporate Employee, work location, job title, and work e-mail. Except as set forth in Section 3.15(a)(ii) of the Seller Disclosure Schedule, for the prior three (3) years, with respect to the Specified Doma Corporate Employees, Doma Corporate has complied in all material respects with all labor and employment Laws with respect to the Specified Doma Corporate Employees, including Laws relating to fair employment practices, pay equity, discrimination and harassment, retaliation and whistleblowing, accommodation (disability, religious beliefs and practices, pregnancy and childbirth and conditions related to pregnancy and childbirth), wage payment, wage and hour, meal and rest breaks, the minimum wage, overtime, paid time off, paid and unpaid leaves, sick leave, background checks, health and safety, worker’s compensation, labor law (the National Labor Relations Act), employee privacy, employee biometric information, immigration and work authorization, layoffs and plant closings, and payroll tax withholding and remittance. All Specified Doma Corporate Employees are employed by Doma Corporate on an at-will basis. Section 3.15(a) of the Seller Disclosure Schedule list each Specified Doma Corporate Employee with a restrictive covenants agreement, and Seller has provided Buyer with copies of the restrictive covenants agreement for each individual listed in Section 3.15(a) of the Seller Disclosure Schedule. No Specified Doma Corporate Employees are represented by a union or similar organization.

(b)    Seller does not sponsor, maintain or participate in, and has never sponsored, maintained or participated in, any Employee Benefit Plan.

(c)    None of the Seller or any of its ERISA Affiliates sponsors, maintains, contributes to, or is required to contribute to, or in the past two (2) years has sponsored, maintained, contributed to or been required to contribute to, or has any Liability or obligation with respect to: (i) any Employee Benefit Plan subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, (ii) any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or Section 3(37) of ERISA, (iii) any “multiple employer plan” within the meaning of Section 413(c) of the Code, (iv) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (v) any “voluntary employees beneficiary association” within the meaning of Section 501(c)(9) of the Code or (vi) any “welfare benefit fund” within the meaning of Section 419 of the Code.

(d)    Other than as required under Section 601 et seq. of ERISA, Section 4980B of the Code or other Applicable Law, none of the Seller, any of its Affiliates or any ERISA Affiliate has any liability or obligation to provide any Specified Doma Corporate Employee or other Person who spends (or spent) a majority of his or her business time while employed or engaged by Seller or any of its Affiliates or ERISA Affiliates (or any dependent or beneficiary thereof) on the business of Seller with post-employment, post-service or retiree health, life insurance or other retiree welfare benefits.

(e)    Except as set forth in Section 3.15(e) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with any other event): (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit by Seller or any of its Affiliates to any Specified Doma Corporate Employee; (ii) result in any severance, termination, change in control, retention, bonus or similar types of payments or benefits by Seller or any of its Affiliates to any Specified Doma Corporate Employee; (iii) result in any “parachute payment” (as such term is defined in Section 280G of the Code (determined without regard to any reduction for “reasonable compensation” (within the meaning of Code Section 280G and the Treasury Regulations thereunder))) made by Seller or any of its Affiliates; or (iv) result in a requirement to pay any tax “gross-up” or similar “make-whole” payment to any Person by Seller or any of its Affiliates.

Section 3.16         Tax Matters.

(a)         Seller has timely filed with the appropriate Taxing Authority all Tax Returns that are required to be filed by Seller with respect to the Purchased Assets or the Business. All such Tax Returns are true, correct and complete in all material respects and prepared in accordance with Applicable Law. All Taxes due and owing by Seller with respect to the Purchased Assets or the Business (whether or not shown or required to be shown on any Tax Returns) have been timely paid in full. Seller has not waived the statute of limitations with respect to Taxes relating to the Purchased Assets or the Business or consented to extend the time, and has never been the beneficiary of any extension of time, within which to file any Tax Return for any such Taxes or pay any such Taxes or with respect to any Tax assessment or deficiency thereof. No Taxing Authority has proposed formally in writing to make or has made any adjustment with respect to any such Tax Returns. Seller has never commenced any voluntary disclosure proceeding with respect to the Purchased Assets or the Business. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Purchased Assets.

(b)    No deficiency or proposed adjustment for any amount of Tax has been outstanding, proposed, asserted or assessed or, to the Knowledge of Seller, threatened by any Taxing Authority against Seller with respect to the Purchased Assets or the Business that has not been paid, settled or otherwise resolved. There is no Action now in progress, pending, proposed or, to the Knowledge of Seller, threatened against Seller or concerning Seller for any Taxes with respect to the Purchased Assets or the Business. Seller has never been notified by any Taxing Authority that any issues have been raised with respect to any Tax Return with respect to the Purchased Assets or the Business. Seller is not a party to, bound by, or the subject of any closing agreement or offer in compromise with any Taxing Authority with respect to the Purchased Assets or the Business. Seller has delivered to Buyer copies of all Tax examination reports and statements of deficiencies relating to Taxes of or with respect to the Purchased Assets or the Business.

(c)    All material Taxes that are required to be withheld or collected by Seller, including, but not limited to, material Taxes arising as a result of payments (or amounts allocable) to foreign persons or to employees, agents, contractors, non-residents, equityholders, creditors, stockholders or any other Person, have been duly withheld and collected and, to the extent required, have been properly paid or deposited with the appropriate Taxing Authority as required by Applicable Laws and Seller has complied with all associated reporting and recordkeeping requirements in all respects.

(d)    No claim has ever been made by any Taxing Authority in a jurisdiction where Seller does not file Tax Returns or pays Taxes with respect to the Purchased Assets or the Business for a particular type of Tax that Seller is or may be subject to taxation or a Tax Return filing obligation with respect to such jurisdiction.

(e)    With respect to the Purchased Assets or the Business, Seller has properly accounted for and remitted all sales and use Taxes and has timely remitted such amounts to the appropriate Taxing Authority, or has furnished or collected, and maintained adequate records and documentation of all properly completed exemption certificates required to qualify for any claimed exemption from the collection of sale and use Taxes in the manner required by all Applicable Laws.

(f)    Seller is not subject to Tax in any foreign jurisdiction outside of the United States, nor does Seller have a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), in any foreign jurisdiction. Seller is not engaged in, nor has it ever engaged in, a trade or business through a “permanent establishment” or through an office or a fixed place of business in any country other than the United States.

Section 3.17         Real Estate.

(a)    Seller does not currently own and has never owned any real property relating to the Business.

(b)    Section 3.17(b) of the Seller Disclosure Schedule sets forth the address of each parcel of real estate leased, utilized, or possessed by Seller to be transferred to Buyer pursuant to Section 1.1(d) (collectively, the “Real Property”) (including the date and name of the landlord and tenant with respect to the Real Property). Seller has not subleased, licensed, or otherwise granted any Person the right to use or occupy the Real Property or any portion thereof, and Seller has exclusive use of the Real Property. Seller’s possession and quiet enjoyment of the Real Property has not been disturbed. There are currently no material defaults by Seller or, to the Knowledge of Seller, any landlord and there have been no material disputes between Seller and any landlord with respect to the Real Property in the last three (3) years. Seller is not a party to any Contract to purchase any real property. Other than with respect to the Real Property, no real property is being used by Seller in connection with the ownership or operation of the Business. No brokerage or leasing commissions or other compensation is or will be due or payable to any Person pursuant to any Contract entered into by Seller with respect to or on account of any of Seller’s occupation of the Real Property.

(c)         To the Knowledge of Seller, (i) there are no material structural, physical, or mechanical defects or other material adverse physical conditions affecting any of the Real Property; (ii) all building systems and all improvements to, or which constitute a portion of, the Real Property are structurally sound and in good operating condition and repair (subject to normal wear and tear); (iii) neither the whole nor any part of any of the Real Property is subject to any pending or threatened Action for condemnation or other taking by any Governmental Entity; (iv) the current uses of and existing structures located on the Real Property are in compliance in all material respects with all applicable zoning and other land use or occupancy requirements, and all covenants, conditions, and agreements affecting the Real Property; (v) Seller, to the extent required by any Applicable Law, is in possession of all material certificates of occupancy with respect to the Real Property issued by applicable Governmental Entities; (vi) Seller has all necessary access to and from the Real Property as is reasonably adequate for the current operation thereof; (vii) no construction, alteration, or other leasehold improvement work with respect to the Real Property remains to be paid for or performed by any party except for any such work as part of maintenance, repair and replacement, including without limitation with respect to casualty damage; (viii) there is no occurrence, condition, change in Law, or issue with any of the Real Property in existence, or anticipated by Seller (or any Affiliate of Seller) that would in any way cause any such Real Property (including Buyer’s intended use thereof) to be in material violation of any Law and/or thwart, prohibit, or otherwise materially interfere with Buyer’s intended use thereof; and (ix) all mechanical and other systems located on any of the Real Property are in an operating condition good for the use to which the same are put by Seller in the current operation of the Business, ordinary wear and tear excepted, and no condition exists requiring material repairs, alterations or corrections, and no maintenance or repairs to the improvements or the mechanical or other systems located therein have been unreasonably deferred.

Section 3.18         Material Contracts.

(a)    Section 3.18(a) of the Seller Disclosure Schedule sets forth a complete and correct list of the Material Contracts.

(b)    Each Material Contract is a legal, valid and binding obligation of Seller or any of its Affiliates that is a party thereto, and, to the Knowledge of Seller, of each other party thereto, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions, and is in full force and effect. There exists no material breach or event of default, and no event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both would constitute a material default with respect to any Material Contract on the part of Seller or any of its Affiliates that is a party thereto or, to the Knowledge of Seller, any other party thereto. None of Seller or any of its Affiliates that is a party to a Material Contract has received any written or to the Knowledge of Seller, verbal notice of cancellation, termination or adverse modification (in any material respect) of any Material Contract. Seller and each of its Affiliates that is party to each Material Contract have performed all obligations required to be performed by such Person to date under the Material Contracts.

(c)    True, correct, and complete copies of each Material Contract, and all amendments, waivers, and other changes thereto, have been made available to Buyer in the Data Room.

Section 3.19         Litigation. Except as set forth in Section 3.19 of the Seller Disclosure Schedule, there is no Action pending, or to the Knowledge of Seller, threatened against Seller, the Business or the Purchased Assets (including the Title Plants), and there is no Order outstanding, or to the Knowledge of Seller, threatened against Seller, the Business or the Purchased Assets (including the Title Plants). No voluntary or involuntary petition in bankruptcy, receivership, insolvency or reorganization with respect to Seller, or petition to appoint a receiver or trustee of Seller’s property, has been filed by or against Seller. Seller has not made any assignment for the benefit of creditors or admitted that it is insolvent or that its property at fair valuation would not be sufficient to pay its debts. Seller is not nor will it become “insolvent,” as defined in the Uniform Fraudulent Transfer Act (“UFTA”), as a result of consummating the transactions contemplated by this Agreement or any Transaction Document to which Seller is a party, nor shall any of the transactions contemplated or thereby constitute a transfer which is fraudulent as to Seller’s present or future creditors under the UFTA.

Section 3.20         Related Party Agreements.

(a)    Except as set forth in Section 3.20(a)(i) of the Seller Disclosure Schedule (any Contracts listed therein, the “Related Party Agreement”), Seller has not entered into or is a party to or bound by any Contracts or business relationships with any Related Party. Except as set forth in Section 3.20(a)(ii) of the Seller Disclosure Schedule, no property, asset, right, or interest used in the operation of the Business is owned or leased, directly or indirectly, by or to any Related Party.

(b)    Section 3.20(b) of the Seller Disclosure Schedule contains a complete list of all intercompany balances as of the April 30, 2023 between any Related Party, on the one hand, and Seller, on the other hand.

(c)    No Related Party has made, on behalf of Seller, any payment or commitment to pay any commission, fee, or other amount to or purchase or obtain or otherwise contract to purchase or obtain any goods or service from, any Person of which any officer or director of Seller or relative of any of the foregoing is a partner or equityholder.

Section 3.21         Accounts Receivables. All of the Accounts Receivable represent amounts receivable that have arisen in the Ordinary Course of Business in arm’s length transactions. As of the date of this Agreement, the Accounts Receivable constitute valid and binding obligations of the account debtors which are not being contested and are not subject to setoff or offset by the account debtors by reason of any action of Seller. No Person has any Lien on the Accounts Receivable or any part thereof, and no agreement for deduction, free title insurance and related services, discount or other deferred price adjustment has been made with respect to the Accounts Receivable. There is no contest, claim, or defense with any account debtor of Seller pending relating to the amount or validity of any such Accounts Receivable (other than in the Ordinary Course of Business).

Section 3.22         Insurance Coverage. Section 3.22 of the Seller Disclosure Schedule sets forth all material insurance policies and arrangements held, as of the date hereof, by or for the benefit of Seller relating to the operation of the Business or Purchased Assets (the “Insurance Policies”) maintained by Seller or any of its Affiliates. Except as would not be material to the Business, all Insurance Policies are in full force and effect, are legal, valid and binding, and provide insurance in such amounts and against such risks appropriate and customary for the type of business conducted by Seller or as is required by Applicable Law or any Contract to which Seller is a party. All premiums due and payable thereon have been paid and Seller is not in material breach of or default under any of the Insurance Policies, and Seller has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit the cancellation, termination or adverse modification in any material respect of any of the Insurance Policies. During the past two (2) years, Seller has not received any written or, to the Knowledge of Seller, verbal notice of termination or cancellation or denial of coverage with respect to any of the Insurance Policies. Seller has made available in the Data Room true, correct, and complete copies of all Insurance Policies as of the date hereof. There are no claims by Seller pending under any Insurance Policies and during the two (2)-year period prior to the date of this Agreement, no claim by Seller under any such Insurance Policy has been denied coverage or resulted in the issuance of a reservation of rights letter by the insurer under such Insurance Policy.

Section 3.23         Sufficiency and Condition of Assets. Except as set forth in Section 3.23 of the Seller Disclosure Schedule, the Purchased Assets, together with the services provided under the Transition Services Agreement, are all of the properties, assets and rights necessary to conduct the Business by Buyer in substantially the same manner following the Closing as currently conducted by Seller assuming that Buyer has all necessary Permits to own and operate the Purchased Assets after the Closing. Seller has in place all Contracts and carrier appointments necessary to maintain and service the Pending Title Files. All items of tangible personal property owned or leased by Seller that are included in the Purchased Assets are in good operating condition for the uses to which they are being put, with ordinary wear and tear excepted.

Section 3.24         Brokers. Except for Houlihan Lokey, no broker, investment banker, financial adviser, finder, or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Seller or Doma Corporate.

Section 3.25         Environmental Matters.

(a)    Seller currently conducts, and for the past two (2) years has conducted, the Business in compliance in all material respects with all applicable Environmental Laws. Seller has not received any written notice, summons, complaint, demand, or other communication from any Person alleging that Seller is not in compliance in any material respect with or has any material Liability under any applicable Environmental Laws. To Seller’s Knowledge, there are no circumstances or conditions existing on or prior to the Closing Date at any of the Real Property or resulting from the Seller’s Business that would reasonably be expected to result in material Liability of Seller under any Environmental Laws.

(b)    Seller possesses all material Environmental Permits that are required for the operation of the Business as currently conducted. Seller is, and has been for the past two (2) years, in compliance in all material respects with each Environmental Permit. All such Environmental Permits are in the name of the Seller and are in full force and effect.

(c)    To the Knowledge of Seller, there is no Remedial Action pending or threatened against Seller or any real property currently or formerly owned or leased by Seller;

(d)    To the Knowledge of Seller, for the past two (2) years, there has not been any Release or threatened Release of any Hazardous Materials at, on, upon, into or from any of the Real Property that would reasonably be expected to result in material Liability of Seller.

(e)    Seller has not assumed by contract or operation of any Applicable Law or otherwise, any material obligation or Liability of any other Person relating to or arising under Environmental Laws or with respect to Hazardous Materials, other than general indemnification obligations in standard commercial contracts entered into in the ordinary course of business.

(f)    Seller has made available to Buyer true and correct copies of all material environmental assessments, environmental compliance audits, soil or groundwater investigations, risk assessments, sampling results, and similar reports related to Seller, the Purchased Assets, the Business, or Seller’s predecessors, or any real property currently or formerly owned or leased by Seller, that are in the possession or reasonable control of Seller.

Section 3.26         Title Plants. Except as set forth in Section 3.26 of the Seller Disclosure Schedule, no Title Plant now or in the last three (3) years (a) has conducted any business outside of the Ordinary Course of Business, (b) has any material claims or Liabilities relating to any employees, (c) has entered into (or caused or allowed any of its assets to be bound by) any material Contract, or (d) has any unpaid assessments or pending assessments to be paid in connection with any Title Plant ownership interest for any period prior to the Closing.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

As a condition and material inducement to Seller’s willingness to enter into this Agreement and the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby, Buyer hereby represents and warrants to Seller that:

Section 4.1         Organization, Standing and Corporate Power. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Applicable Laws of Delaware.

Section 4.2         Authority. Buyer has the requisite limited liability company power and authority to enter into this Agreement and any Transaction Document to which it is a party and to consummate the transactions contemplated hereby or thereby. The execution and delivery by Buyer of this Agreement and each Transaction Document to which it is or will be a party at or prior to the Closing and the consummation by Buyer of the transactions contemplated hereby or thereby have been duly authorized by all necessary limited liability company action on the part of Buyer. Buyer has duly executed and delivered this Agreement and each Transaction Document to which it is or will be a party at or prior to the Closing will be duly executed and delivered by Buyer at or prior to the Closing, and (assuming the due authorization, execution and delivery by Seller) each of this Agreement constitutes, and each Transaction Document to which it is or will be a party at or prior to the Closing when so executed and delivered will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms subject, as to enforcement, to the Enforceability Exceptions.

Section 4.3         Noncontravention; Consents.

(a)    The execution and delivery by Buyer of this Agreement and each Transaction Document to which Buyer is or will be a party at or prior to the Closing, and the consummation of the transactions contemplated hereby or thereby by Buyer, do not and will not (i) conflict with any of the provisions of the Organizational Documents of Buyer, (ii) conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, any contract, agreement, permit, license or instrument to which Buyer or any Affiliate of Buyer is a party or (iii) assuming the accuracy of the representations and warranties made in Section 3.2(a) (other than Section 3.2(a)(iii)), contravene any Applicable Law, in each case, applicable to Buyer or any of its Affiliates or their respective properties or assets, except in the case of clauses (ii) and (iii) above, any such items which would not reasonably be expected to have a material adverse effect on the consummation by Buyer of the transactions contemplated by this Agreement.

(b)    No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or any Transaction Document to which Buyer is or will be a party at or prior to the Closing or the consummation by Buyer of any of the transactions contemplated hereby or thereby, except for consents, approvals, authorizations, declarations, filings or notices the failure of which to be obtained would not reasonably be have a material adverse effect on the consummation by Buyer of the transactions contemplated by this Agreement.

Section 4.4         Litigation. There is no Action pending and there is no Order outstanding, or to the Knowledge of Buyer, threatened against Buyer or its Affiliates that, if adversely determined, would reasonably be expected to have a material adverse effect on the consummation of the transactions contemplated by this Agreement or any Transaction Documents to which Buyer is a party or the performance by Buyer of its obligations hereunder.

Section 4.5         Financial Ability. Buyer has access to sufficient funds available to consummate the transactions contemplated by this Agreement and any Transaction Documents to which Buyer is a party and to pay all associated costs and expenses required to be paid by Buyer at the Closing.

Section 4.6         Independent Investigation. Buyer has conducted its own investigation of Seller, the Business, the Purchased Assets and the Assumed Liabilities and acknowledges that Buyer and its Representatives have been permitted access to the personnel, properties, premises and records of Seller and the electronic data room maintained by Seller for purposes of the transactions contemplated by this Agreement. Buyer possesses such knowledge of and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement.

Section 4.7         Permits.

(a)    Buyer and each Subsidiary of Buyer that conducts the business of insurance or reinsurance (“Buyer Insurance Subsidiary”) has all material Permits to conduct such business (the “Buyer Permits”).

(b)    Each of the Buyer Permits is valid and in full force and effect, none of the Buyer Insurance Subsidiaries is in material default under the Buyer Permits, none of the Buyer Permits will be terminated as a result of the transactions contemplated hereby and neither Buyer nor any Buyer Insurance Subsidiary has received written notice that a Buyer Insurance Subsidiary is in material violation of any of the terms or conditions of any Buyer Permit or alleging the material failure to maintain any Buyer Permit, or that would otherwise lead to the revocation, failure to renew, limitation, suspension or restriction of any Buyer Permit or the authorization or eligibility of Buyer or any Buyer Insurance Subsidiary to transact the business of insurance or reinsurance.

Section 4.8 Brokers. No broker, investment banker, financial adviser, finder or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

ARTICLE V.
[RESERVED]

ARTICLE VI.
COVENANTS

Section 6.1         Public Announcements. Each of Buyer, Doma Corporate, and Seller, shall, and shall causes its Affiliates to, consult with each other before issuing, and provide each other the opportunity to reasonably review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement with respect to such matters without the advance approval of the other Party following such consultation (such approval not to be unreasonably withheld, delayed, or conditioned), except as may be required by Applicable Law or by the requirements of any securities exchange; provided, that, in the event that any Party is required by Applicable Law or the requirements of any securities exchange to issue any such press release or make any public statement and it is not feasible to obtain the advance approval of the other Party as required by this Section 6.1, the Party that issues such press release or makes such statement shall provide the other Party with notice and a copy of such press release or statement as soon as reasonably practicable, provided further, that Buyer may disclose such information to its investors and potential investors (on a confidential basis) as part of investor, marketing, reporting, and fund raising activities conducted in the Ordinary Course of Business and, following the Closing, Buyer shall be permitted to issue such press releases and make such public statements without the consent of Seller so long as any such press release or other public statement does not disclose any Material Non-Public Information.

Section 6.2         Collection of Accounts Receivable.

(a)    As of the Closing Date, Seller hereby authorizes Buyer to open any and all mail addressed to Seller relating to the Business if received on or after the Closing Date. Further, as of the Closing Date, Seller hereby appoints Buyer as its attorney-in-fact to endorse, cash and deposit any monies, checks or negotiable instruments received by Buyer after the Closing Date with respect to any Accounts Receivable made payable or endorsed to Seller or its order, for Buyer’s own account; provided, that such amounts are the property of Buyer pursuant to the terms of this Agreement.

(b)    As of the Closing Date, Seller agrees that it will promptly forward to Buyer any monies, checks, or negotiable instruments received by Seller after the Closing Date to the extent relating to any Accounts Receivable or other Purchased Assets for Buyer’s own account; provided, that such amounts are the property of Buyer pursuant to the terms of this Agreement, and Buyer will promptly forward to Seller any monies, checks, or negotiable instruments received by Buyer after the Closing Date to the extent relating to any Accounts Receivable or other Excluded Assets that are for Seller’s account; provided, that such amounts are the property of Seller pursuant to the terms of this Agreement.

Section 6.3         Confidentiality.

(a)    Buyer acknowledges that the information provided to it in connection with the transactions contemplated by this Agreement is subject to the terms of that certain Mutual Nondisclosure Agreement between, dated as of January 11, 2023, by and between Doma Holdings, Inc., an Affiliate of Seller and Doma Corporate, and Buyer (the “Confidentiality Agreement”), mutatis mutandis. Notwithstanding anything to the contrary contained in the Confidentiality Agreement, Buyer acknowledges that any and all other information provided to it by Seller, any of its Affiliates or Representatives (as defined in the Confidentiality Agreement) concerning Seller or any of its Affiliates (other than any information to the extent relating to the Business, the Purchased Assets, or the Assumed Liabilities) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing, mutatis mutandis.

(b)    From and after the Closing until the fourth (4th) anniversary of the Closing Date, Seller and Doma Corporate (the “Restricted Parties”, and each individually, a “Restricted Party”) shall, and each Restricted Party shall cause its Affiliates to, treat as confidential, shall safeguard, and shall not use or disclose any and all confidential or proprietary information, trade secrets, knowledge and data, and other proprietary information about the Business, the Purchased Assets or the Assumed Liabilities, in each case, whether marked as confidential or proprietary (the “Confidential Information”), and each Restricted Party shall not, and shall direct its Affiliates not to, disclose or use any such Confidential Information for any purpose except in connection with the performance of such Restricted Party’s obligations pursuant to this Agreement; provided, however, that “Confidential Information” shall not include any information that is (i) now, or subsequently becomes, publicly available other than as the result of a breach hereof (or disclosure or use in violation hereof) by any Restricted Party or its Affiliates or (ii) later lawfully acquired by any Restricted Party from sources who, to the Knowledge of Seller, are not prohibited from disclosing such information pursuant to any obligation of confidentiality with respect thereto, other than those related to its prior ownership of the Purchased Assets or the Business; provided, further, that each Restricted Party and its Affiliates will be permitted to disclose this Agreement to their respective (x) Representatives as needed for Tax and financial reporting purposes or (y) lenders, agents or other financing sources, so long as each such Person is charged with an obligation of confidentiality and such Restricted Party and/or its Affiliates, as applicable, is responsible for any disclosure or use of any such Confidential Information by such Person in violation of the provisions of this Section 6.3. If any Restricted Party or any of its Affiliates, Representatives, or successor or assign of such Restricted Party or its Affiliates is compelled to disclose any such Confidential Information by judicial or administrative process or as required by Law (except for routine regulatory examinations not specifically targeted at the Business, the Purchased Assets or the Assumed Liabilities to which Seller or any of its Affiliates is subject), the Person so compelled, or whose Representative, Affiliate, successor, or assign is so compelled, to disclose such Confidential Information (i) will, to the extent legally permitted, promptly notify Buyer in writing, (ii) will disclose only that portion of such Confidential Information which such Person is advised by its counsel (including in-house counsel) is legally required to be disclosed, and (iii) will use commercially reasonable efforts to assist Buyer, as reasonably requested by Buyer, in obtaining an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information.

Section 6.4 Tax Covenants.

(a)    The Party required under appliable Law will, at its own expense, file when due all necessary Tax Returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees that may be imposed or assessed in connection with the transfer of the Purchased Assets, including any interest and penalties thereon (the “Transfer Taxes”). All Transfer Taxes shall be borne fifty-percent (50%) by Seller and fifty-percent (50%) by Buyer when due. Buyer and Seller each agrees to timely sign and deliver (or cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to use commercially reasonable efforts to cooperate to establish any available exemption from (or otherwise reduce) any such Transfer Taxes.

(b)    The Purchase Price (and any Assumed Liabilities and other items taken into account as amount realized for U.S. federal income Tax purposes) shall be allocated among the Purchased Assets for all Tax purposes in accordance with their respective fair market values pursuant to an allocation schedule prepared by Buyer and delivered to Seller as soon as reasonably practicable after the final determination of Closing Working Capital in accordance with Section 1.6(a), but not more than sixty (60) days following the final determination of Closing Working Capital in accordance with Section 1.6(a), in accordance with Section 1060 of the Code and the principles and methodologies set forth in Schedule 6.4(b) attached hereto (the “Purchase Price Allocation”). Seller shall, within thirty (30) days after receipt of Buyer’s determination of the Purchase Price Allocation, provide written notice (which such notice shall include Buyer’s objections, proposed revisions and the basis therefor, in each case, in reasonable detail) to Buyer if Seller disagrees with Buyer’s determination, and if Seller does not so provide written notice to Buyer within such thirty (30) day period, the Purchase Price Allocation prepared by Buyer shall be final and binding on the Parties. If Seller timely provides written notice (which such shall include Seller’s objections, proposed revisions and the basis therefor, in each case, in reasonable detail) to Buyer and Buyer does not accept Buyer’s comments, Buyer and Seller shall make a good faith effort to resolve any dispute, after which any remaining disputed issues may, at the written request of either Seller or Buyer, be submitted for binding resolution to the Independent Accounting Firm for resolution in accordance with the dispute resolution procedures set forth in Section 1.6(a), mutatis mutandis. Except as may be required by Applicable Law, the Parties will: (i) file or cause to be filed all Tax Returns (including IRS Form 8594, as applicable) in a manner consistent with the Purchase Price Allocation (as determined pursuant to this Section 6.4(b)); and (ii) not take any action inconsistent therewith. Any adjustments to the Purchase Price or other amounts paid by any Party pursuant to this Agreement subsequent to the initial delivery of the Purchase Price Allocation by Buyer to Seller shall be reflected in amendments to the Purchase Price Allocation in a manner consistent with Treasury Regulation Section 1.1060-1.

(c)    Seller and Buyer shall provide each other with such reasonable cooperation (at the requesting Party’s expense) and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or participating in or conducting any audit or other proceeding in respect of Taxes, in each case with respect to the Purchased Assets or the Business for a taxable period ending on or prior to the Closing Date or a Straddle Period. Seller and Buyer shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.4.

(d)    For purposes of this Agreement, in the case of any Taxes that are imposed and are payable for a Straddle Period, the portion of such Taxes attributable to the portion of such Tax period ending on of the Closing Date: (i) in the case of any property or ad valorem Taxes, shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of all other Taxes, will be deemed equal to the amount which would be payable as computed on a closing of the books basis if the relevant Tax period ended on and included the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Tax period ending on and including the Closing Date and the Tax period beginning after the Closing Date in proportion to the number of days in each such period relative to the entire taxable period.

(e)    Notwithstanding any other provision in this Agreement to the contrary, Buyer and any other withholding agent shall have the right to deduct and withhold any required Taxes from any payments to be made hereunder. In the event Buyer or a withholding agent intends to make any withholding (other than any deduction or withholding relating to amounts treated as compensation for Tax purposes or a failure to deliver the form to Buyer pursuant to Section 2.2(d)), Buyer or such withholding agent shall use commercially reasonable efforts to provide Seller with an advance notice of any amounts it intends to withhold or deduct. Buyer shall use commercially reasonable efforts to cooperate in good faith with Seller (at Seller’s sole cost and expense) in order to provide Seller with an opportunity to obtain exemption from or to otherwise reduce or eliminate any amount that would otherwise be required to be deducted or withheld. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable recipient of payment in respect of which such deduction and withholding was made.

Section 6.5         Restrictive Covenants. As a condition and material inducement to Buyer’s willingness to enter into this Agreement and purchase the Purchased Assets hereunder, and to protect the value and goodwill of the Business and the substantial investment made by Buyer, each Restricted Party hereby covenants and agrees as follows:

(a)    Non-Competition. For a period of four (4) years immediately following the Closing Date, such Restricted Party shall not, and such Restricted Party shall cause its Affiliates not to, directly or indirectly, anywhere within the State of California, (i) operate, control, permit its name to be used in connection with, or otherwise engage in any Restricted Business, or (ii) invest in, own, manage, operate, finance, advise, render services to, consult with, permit its name to be used by, or guarantee the debts or obligations of, any Person engaged in or planning to become engaged in any Restricted Business; provided, however, that such Restricted Party may purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, provided, further that the foregoing shall not prohibit such Restricted Party or any such Restricted Party’s Affiliate from continuing to operate the Doma Permitted Business Activities.

(b)    Non-Solicitation and Non-Hire. For a period of four (4) years immediately following the Closing Date, no Restricted Party shall, and each Restricted Party shall cause its Affiliates not to, directly or indirectly:

(i)    solicit the business of any Person who is a customer of Buyer, or any of its Affiliates with respect to any Restricted Business;

(ii)    cause or induce, or attempt to cause or induce, any customer, supplier, vendor, licensee, licensor or other business relation of Buyer or any of its Affiliates to cease doing business or otherwise reduce the level of business conducted with Buyer or such Affiliate of Buyer (other than solely in respect of the Doma Permitted Business Activities);

(iii)    cause or induce, or attempt to cause or induce, any customer, supplier, vendor, licensee, licensor or other business relation of Seller as of, or at any time during the twelve (12)-month period immediately preceding, the Closing Date, to cease doing business or otherwise reduce the level of business conducted with Buyer or any Affiliate of Buyer (other than solely in respect of the Doma Permitted Business Activities); or

(iv)    solicit, induce, hire (solely with respect to any Doma Restricted Employee), retain, or attempt to solicit, induce, hire (solely with respect to any Doma Restricted Employee) or retain any employee or independent contractor of Buyer or any of its Affiliates (including any Doma Restricted Employee and any former employee or independent contractor if such Person was an employee or independent contractor of Buyer or any of its Affiliates within the twelve (12)-month period prior to such solicitation, inducement, hiring, retention, or attempted solicitation, inducement, hiring, or retention), or in any way interfere with the relationship between Buyer or any of its Affiliates and any of such Person’s employees or independent contractors;

provided, however, that the foregoing clause (i) shall not prohibit either Restricted Party or their Affiliates from continuing to operate the Doma Permitted Business Activities. In connection with the Doma Permitted Business Activities, each Restricted Party agrees and covenants not to, and agrees to cause its Affiliates not to, directly or indirectly, at any time make, publish, or otherwise communicate to any Person any defamatory or disparaging remarks, comments, or statements concerning Buyer, any of its Affiliates, or any of such Person’s employees or independent contractors; provided, that the foregoing restriction in this sentence will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process or to truthful testimony provided to or in cooperation with any court or government agency or as otherwise protected by Applicable Law.

(c)    Equitable Remedies. Each Restricted Party acknowledges and agrees that (i) Buyer and its Affiliates would suffer irreparable and ongoing damages (including a significant loss of the value and goodwill of the Purchased Assets and of the Business purchased by Buyer pursuant to this Agreement) in the event that any provision of this Section 6.5 were not performed in accordance with its terms or otherwise were breached; and (ii) monetary damages, even if available, alone would not be an adequate remedy for any such non-performance or breach. Accordingly, each Restricted Party agrees that in the event of any breach or threatened breach of any provision of this Section 6.5, Buyer shall be entitled, in addition to all other rights and remedies that it may have existing in its favor at law, in equity, or otherwise, to seek injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction, and a final injunction) to prevent any such breach or threatened breach and to enforce such provisions specifically, without the necessity of posting a bond or other security or of proving actual damages. Such equitable relief shall be sought pursuant to the procedures set out in Section 10.8, whether before the arbitrator or before a court in aid of arbitration. The prevailing party in any action commenced under this Section 6.5(c) (whether through a monetary judgment, injunctive relief, or otherwise) also shall be entitled to recover reasonable attorneys’ fees and (if applicable) court costs incurred in connection with such action.

(d)    General Acknowledgements. Each Restricted Party acknowledges and agrees that (i) the covenants applicable to such Restricted Party set forth in this Section 6.5 constitute a material inducement to Buyer’s willingness to enter into this Agreement and consummate the transactions contemplated hereby and are an integral part of the transactions contemplated hereby; (ii) but for these covenants, Buyer would not have entered into this Agreement or agreed to acquire the Purchased Assets; (iii) in view of the highly competitive nature of the Business, the business objectives of Buyer in acquiring the Purchased Assets, and the consideration paid for the Purchased Assets, each of the covenants set forth in this Section 6.5 is reasonable with respect to its scope, geographic area, and duration and is necessary to protect Buyer’s legitimate business interests (including the value and goodwill of the Business and the Purchased Assets purchased by Buyer pursuant to this Agreement), and (iv) the Business, and the business engaged in by Buyer and its Affiliates, both have a North American geographic scope.

(e)    Severability; Reformation; Tolling. Each of the covenants contained in this Section 6.5 is a severable and independent covenant. The invalidity or unenforceability of any covenant as written in any jurisdiction shall not invalidate or render unenforceable the remaining covenants set forth in this Section 6.5, or such covenant in any other jurisdiction. The existence of any claim or cause of action against one Party by any other Party, whether predicated on the breach of this Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants set forth in this Section 6.5. If, at the time of enforcement of any provision of this Section 6.5, a final determination is made by a court, arbitrator, or other tribunal of competent jurisdiction that any such provision is unreasonable or otherwise unenforceable under Law, the Parties hereby authorize and instruct such court, arbitrator, or other tribunal to revise and reform the scope, geographic area, and/or duration of the provisions of this Section 6.5 and such provisions shall be deemed to have been reformed so as to produce the maximum legally enforceable restrictions (not greater than those contained herein) permitted by Law. If such court, arbitrator, or other tribunal refuses to do so, the Parties agree that the provisions of this Section 6.5 shall not be rendered null and void, but rather shall be deemed to have been reformed to provide for such maximum legally enforceable restrictions. If any Restricted Party violates any provision or covenant of this Section 6.5, then the duration of the restrictions in this Section 6.5 applicable to such Restricted Party will be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation terminated, and, in the event Buyer seeks relief for such violation before any court, arbitrator, or other tribunal, then the duration of restrictions in this Section 6.5 will be extended for a period of time equal to the pendency of any such proceeding, including all appeals therefrom.

Section 6.6         No Change of Pre-Closing Underwriter. Following the Closing, Buyer hereby acknowledges and agrees to not change the underwriter associated with or designated as the underwriter on a preliminary report issued prior to the Closing, each of which is described in reasonable detail on Section 6.6 of the Seller Disclosure Schedule, in connection with any Pending Title File to the extent such underwriter relationship exists and is in effect as of the Closing with respect to such Pending Title File.

Section 6.7         Employees.

(a)    Within ten (10) Business Days following the Closing, Buyer or Buyer’s Affiliate shall offer employment to all Specified Doma Corporate Employees on terms and conditions that are competitive in the market in which such Specified Doma Corporate Employees will be employed and comparable to similarly situated employees of Buyer, in each case, as determined by Buyer; provided, however, that if any such Specified Doma Coporate Employee is on leave, on vacation or PTO or otherwise unavailable, then such ten (10) Business Day period shall be extended for a reasonable period of time with respect to such Specified Doma Corporate Employee. Specified Doma Corporate Employees who accept such offers of employment from Buyer or Buyer’s Affiliate are referred to herein as “Continuing Employees”. Employment with Buyer or Buyer’s Affiliate by the Continuing Employees shall commence effective as of the date each such employee separates from employment with Doma Corporate (with respect to a specific Continuing Employee, such Continuing Employee’s “Employment Date”).

(b)    Continuing Employees shall receive credit for all periods of service with Doma Corporate through the Closing for purposes of determining eligibility to participate in and vesting (but not for purposes of (i) benefit accruals other than vacation, severance and any 401(k) matching contributions or (ii) vesting under any equity-based arrangements) under Buyer’s or such Affiliate of Buyer’s benefit plans in which the Continuing Employees become eligible to participate, to the extent permitted by the terms thereof; provided, however, that (A) such service credit shall be given only to the extent it was recognized under the analogous Employee Benefit Plan in which such Continuing Employees participated immediately prior to the Closing; and (B) such service credit shall not be given (1) with respect to any benefit plans created after the Closing for which similarly situated employees of Buyer do not receive prior service credit or (2) where it would result in the duplication of any benefits for the same period of service.

Section 6.8         Transfer of Title Plants Interest. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that if any of the shares, membership interests or other securities owned by Seller of a Title Plant are not transferred to Buyer at the Closing pursuant to the terms of such Title Plant’s Organizational Documents (such shares, membership interests or other securities that are not so transferred to Buyer, the “Remaining Title Plant Interests”), then no later than the date that is thirty (30) days after the Closing Date, Seller shall (and Buyer shall reasonably cooperate with Seller in connection therewith) obtain the applicable consents required, or execute and deliver, or cause to be executed and delivered, such documents, certificates, agreements and other writings or take, or shall cause to be taken, such further actions as may be reasonably required or requested by any Party (or any Title Plant) to transfer the Remaining Title Plant Interests to Buyer in form and substance reasonably satisfactory to Buyer; provided, however, if any Remaining Title Plant Interest fails to be transferred to Buyer within thirty (30) days after the Closing Date, Parties will reasonably and amicably collaborate to seek to transfer such Remaining Title Plant Interest to Buyer in form and substance reasonably satisfactory to Buyer.

ARTICLE VII.
[RESERVED]

ARTICLE VIII.
[RESERVED]

ARTICLE IX.

INDEMNIFICATION

Section 9.1         Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing and shall terminate and expire at 5:00 pm California time the date that is fifteen (15) months after the Closing Date; provided that the Seller Fundamental Representations and the Buyer Fundamental Representations shall terminate and expire at 5:00 pm California time on the sixth (6th) anniversary of the Closing Date, and the representations and warranties relating to Taxes in Section 3.16 (the “Tax Representations”) shall terminate and expire at 5:00 pm California time on the date that is sixty (60) days after the expiration of all statutes of limitation under applicable Tax laws (after giving effect to any tolling, waiver, mitigation, or extension thereof). All covenants and agreements that contemplated performance after the Closing Date will survive the Closing in accordance with their express terms, and if no terms are specified, then such covenants and agreements shall survive indefinitely. Notwithstanding the preceding sentences, (i) if written notice asserting any claim for indemnification due to any inaccuracy or any breach of representation and warranty under this Agreement shall have been given to the Party against whom such indemnity may be sought within the applicable survival period set forth in this Section 9.1, such claim and related representations, warranties, covenants, agreements, and indemnification obligations under this ARTICLE IX shall survive until such claim shall have been finally resolved in accordance with this ARTICLE IX and payment in respect thereof, if any is required to be made, shall have been made and (ii) any claim for indemnification based on Fraud shall survive the Closing indefinitely.

Section 9.2         Indemnification by the Restricted Parties. Subject to the expiration of the representations and warranties and covenants of the Restricted Parties as provided in Section 9.1 and the limitations set forth in this ARTICLE IX, from and after the Closing, the Restricted Parties, on a joint and several basis, shall indemnify and hold harmless Buyer and its Affiliates, and its and their respective directors, officers, shareholders, equityholders, members, partners, employees, agents, and successors and assigns (collectively, the “Buyer Indemnified Persons”) from and against any and all Indemnifiable Losses suffered or incurred by such Buyer Indemnified Persons to the extent resulting from, with respect to, based upon, or arising out of:

(a)    any breach or inaccuracy of any representation or warranty of any Restricted Party contained in this Agreement or in any document or certificate delivered by Seller in connection herewith;

(b)    any breach or nonfulfillment of any agreement or covenant, or obligation to be performed by any Restricted Party pursuant to this Agreement;

(c)    any Excluded Liability or Excluded Asset; or

(d)    any failure to comply with the provisions of any bulk sales, bulk transfer, or other similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets under this Agreement.

For purposes of determining whether there has been an inaccuracy in, or breach of any representation, warranty, covenant, or agreement made by any Restricted Party, and for the purposes of determining the amount of any Indemnifiable Losses under this Section 9.2, each representation, warranty, covenant, and agreement of any Restricted Party contained in this Agreement (other than Section 3.11(a)) shall be read without regard to any materiality, Material Adverse Effect, or similar qualifier contained therein.

Section 9.3 Indemnification by Buyer. Subject to the expiration of the representations and warranties and covenants of Buyer as provided in Section 9.1 and the limitations set forth in this ARTICLE IX, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its Affiliates, and its and their respective directors, officers, shareholders, equityholders, members, partners, employees, agents, and successors and assigns (collectively, the “Seller Indemnified Persons”) from and against any and all Indemnifiable Losses suffered or incurred by such Seller Indemnified Persons to the extent resulting from, with respect to, based upon, or arising out of:

(a)    any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement or in any document or certificate delivered by Buyer in connection herewith;

(b)    any breach or nonfulfillment of any agreement or covenant, or obligation to be performed by of Buyer pursuant to this Agreement; or

(c)    any Assumed Liabilities or the ownership or operation of the Purchased Assets by Buyer or any Affiliate of Buyer on or after the Closing Date.

For purposes of determining whether there has been an inaccuracy in or breach of any representation, warranty, covenant, or agreement made by Buyer, and for the purposes of determining the amount of any Indemnifiable Losses under this Section 9.3, each representation, warranty, covenant, and agreement of Buyer contained in this Agreement shall be read without regard to any materiality, material adverse effect, or similar qualifier contained therein.

Section 9.4         Certain Limitations.

(a)         No Party shall be obligated to indemnify and hold harmless its respective Indemnitees, and no Party shall have any liability, under Section 9.2(a) (in the case of the Restricted Parties) or Section 9.3(a) (in the case of Buyer) unless and until the aggregate amount of all Indemnifiable Losses of the Indemnitees under Section 9.2(a) (in the case of the Restricted Parties) or Section 9.3(a) (in the case of Buyer) exceeds one hundred ninety-five thousand dollars ($195,000) (the “Deductible”), at which point such Indemnitor shall be liable to its respective Indemnitees for the value of the Indemnitee’s claims under Section 9.2(a) (in the case of the Restricted Parties) or Section 9.3(a) (in the case of Buyer) that is in excess of the Deductible, subject to the other applicable limitations (if any) set forth in this ARTICLE IX; provided, however, that the preceding limitations shall not apply to any indemnification claim (i) based on Fraud by any Party or any of its Affiliates, (ii) in respect of any Seller Fundamental Representation or Tax Representation (in the case of an indemnification claim under Section 9.2(a)) or (iii) in respect of any Buyer Fundamental Representation (in the case of an indemnification claim under Section 9.3(a)). The maximum aggregate liability of the Restricted Parties, on the one hand, and Buyer, on the other hand, to their respective Indemnitees for any and all Indemnifiable Losses under Section 9.2(a), (in the case of the Restricted Parties) or Section 9.3(a) (in the case of Buyer) shall not exceed ten percent (10)% of the amount equal to the sum of (x) the actual cash amount of the Purchase Price received by Seller under this Agreement and (y) any amounts set off against the Deferred Payment, if any, pursuant to Section 9.8 (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply to any Seller Fundamental Representations, the Tax Representations, or Buyer Fundamental Representations; provided, further, that the preceding limitations shall not apply to any indemnification claim based on Fraud by any Party or any of its Affiliates. Notwithstanding anything contained in this Agreement to the contrary, the maximum aggregate liability of the Restricted Parties pursuant to Section 9.2(a) and Buyer pursuant to Section 9.3(a) shall not exceed (1) the actual cash amount of the Purchase Price received by Seller under this Agreement plus (2) any amounts set off against the Deferred Payment, if any, pursuant to Section 9.8; provided, however, that the preceding limitations shall not apply to any indemnification claim based on Fraud by any Party or any of its Affiliates.

(b)    No Buyer Indemnified Person shall be entitled to indemnification with respect to any particular Indemnifiable Loss to the extent such Indemnifiable Loss was expressly reserved for in the Closing Working Capital (as finally determined in accordance with Section 1.6(a)(i)).

(c)    Indemnifiable Losses for which an Indemnitee is entitled to indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Indemnifiable Loss constituting a breach of more than one representation, warranty, covenant or agreement, it being understood that no Indemnitee shall be able to recover the same Indemnifiable Loss twice in respect of the same state of facts giving rise to such Indemnifiable Loss.

(d)    Each Indemnitee shall use commercially reasonable efforts to mitigate any Indemnifiable Loss for which such Indemnitee seeks indemnification under this ARTICLE IX to the extent required by Applicable Law, it being understood that any reasonable costs and expenses incurred by such Indemnitee in connection with such mitigation shall constitute an Indemnifiable Loss that may be recovered hereunder. Notwithstanding the foregoing, an Indemnitee’s obligation to mitigate any Indemnifiable Loss shall not require such Indemnitee to (i) initiate any Action, (ii) assume or incur any material Liability, (iii) seek any payment under any insurance policy in respect of such Indemnifiable Loss prior to seeking indemnification under this ARTICLE IX or (iv) take any other action that would reasonably be expected to materially disrupt or otherwise materially affect in an adverse manner such Indemnitee’s business or operations.

Section 9.5         Calculation of Indemnifiable Losses. The amount of any Indemnifiable Losses payable under this ARTICLE IX by the Indemnitor shall be net of any (i) amounts actually received under any insurance policy or from any other Person alleged to be responsible therefor, net of the costs and expenses incurred by the Indemnitee to collect any such insurance proceeds or other recoveries (including reasonable attorneys’ fees and expenses and any deductibles or self-insured retentions, any increases in premiums, or any retroactive premium adjustments related to obtaining such insurance proceeds) (collectively, the “Recovery Costs”). If the Indemnitee receives any amounts under applicable insurance policies or from any other Person alleged to be responsible for any Indemnifiable Losses, subsequent to an indemnification payment by the Indemnitor, which when combined with such indemnification payment exceed the aggregate amount of such Indemnifiable Loss, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification payment up to the amount the insurance proceeds received by the Indemnitee, net of any Recovery Costs.

Section 9.6         Indemnification Claim Procedures.

(a)    Method of Asserting Claims. All claims for indemnification by an Indemnitee pursuant to this ARTICLE IX shall be made in accordance with the provisions of this ARTICLE IX.

(b)    Notice of Claim. If any Indemnitee has or claims or alleges to have incurred or suffered Indemnifiable Losses for which it is or may be entitled to indemnification, compensation or reimbursement under this ARTICLE IX or for which it is or may otherwise be entitled to a monetary remedy relating to this Agreement or any of the transactions contemplated hereby (each a “Claim”), such Indemnitee shall deliver a claim notice (a “Claim Notice”) to the Indemnitor promptly following the Indemnitee obtaining actual knowledge thereof. Each Claim Notice shall: (i) state that the Indemnitee believes that the Indemnitee is entitled to indemnification, compensation or reimbursement under this ARTICLE IX or is or may otherwise be entitled to a monetary remedy relating to this Agreement or any of the transactions contemplated hereby; (ii) contain a reasonable description of the facts and circumstances supporting the Indemnitee’s Claim based on the information then available to the Indemnitee; and (iii) if reasonably practicable, contain a non-binding, preliminary, estimate and calculation of the amount of Indemnifiable Losses to which the Indemnitee claims to be entitled, together with reasonable supporting documentation (based on information then available to the Indemnitee) (the aggregate amount of such estimate, as it may be modified by the Indemnitee from time to time, and taking into account any limitations under Section 9.4, being referred to as the “Claimed Amount”).

(c)    Dispute Procedure. During the twenty (20) Business Day period commencing upon receipt by the Indemnitor of a Claim Notice, the Indemnitor may deliver to the Indemnitee a written response (the “Response Notice”) in which the Indemnitor: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Indemnitee. If the Response Notice is delivered in accordance with clause (ii) or (iii) of the preceding sentence, the Response Notice shall also contain a reasonable description of the facts and circumstances supporting the Indemnitor’s position that only a portion of the Claimed Amount is owed to the Indemnitee, or that the Indemnitee is not entitled to indemnification, compensation or reimbursement under this ARTICLE IX. Any Claim that is disputed pursuant to the Response Notice is referred to as a “Contested Claim” and any part of the Claimed Amount that is not agreed to be owed to the Indemnitee pursuant to the Response Notice is referred to as the “Contested Amount.”

(d)    Payment of Claimed Amounts. If the Indemnitor in the Response Notice agrees that the full Claimed Amount is owed to the Indemnitee, then the Indemnitor shall pay, within ten (10) Business Days of Indemnitee’s receipt of such Response Notice, the Claimed Amount to the Indemnitee.

(e)    Payment of Agreed Amount. If the Indemnitor in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee (the “Agreed Amount”), then the Indemnitor shall pay, within ten (10) Business Days of Indemnitee’s receipt of such Response Notice, the Agreed Amount to the Indemnitee.

(f)    Resolution Between the Parties. If any Response Notice expressly indicates that there is a Contested Claim or a Contested Amount, the Indemnitor and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Claim or Contested Amount. If the Indemnitor and the Indemnitee resolve such dispute in full in a final, definitive, written agreement between the Indemnitor and the Indemnitee stipulating the amount owed to such Indemnitee (the “Stipulated Amount”), then such resolution shall be binding on the Indemnitor and such Indemnitee. The Indemnitor shall pay, within ten (10) Business Days of finalizing such Stipulated Amount, the Stipulated Amount to the Indemnitee.

(g)         Determination of Indemnifiable Losses. In the event that there is a Contested Claim and the Indemnifiable Losses set forth in the Claimed Amount cannot be agreed upon by the Indemnitor and the Indemnitee following a reasonable attempt to resolve the dispute related to such Indemnifiable Losses, such Contested Claim shall be resolved pursuant to the dispute resolution provisions of this Agreement.

Section 9.7         Procedures for Third Party Claims.

(a)    If any Indemnitee receives notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor prompt written notice (but in no event later than thirty (30) days calendar days after becoming aware) thereof and such notice shall include a reasonable description of the claim and any documents relating to the claim that are not subject to any legal privilege and were provided by the claimant in such Third Party Claim and an estimate of the Indemnifiable Loss and shall reference specific sections of this Agreement that form the basis of such claim (based on information then available to the Indemnitee); provided that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor is actually and materially prejudiced by such delay. Thereafter, the Indemnitee shall keep the Indemnitor reasonably informed of such Third Party Claim, including providing copies of material notices and documents (including court papers) that are not subject to any legal privilege and were provided by the claimant in such Third Party Claim received by the Indemnitee relating to such Third Party Claim.

(b)    The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and the Indemnitor shall be entitled to assume the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee so long as (i) the Indemnitor notifies the Indemnitee, within twenty (20) days after the Indemnitee has given notice of such Third Party Claim to the Indemnitor (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response or other required pleading) that the Indemnitor is assuming the defense of such Third Party Claim as provided in this Agreement and (ii) confirms in its notice that it is obligated to indemnify the Indemnitee for any and all Indemnifiable Losses arising from such Third Party Claim as provided in this Agreement; provided, however, that the Indemnitor shall not have the right to assume the defense of a Third Party Claim if such Third Party Claim (A) seeks injunctive, equitable, or other non-monetary relief against the Indemnitee; (B) is not one in which the Indemnitee reasonably determines, after consultation with its counsel, that use of the counsel selected by the Indemnitor to represent the Indemnitee would be reasonably likely to present such counsel with a conflict of interest; and (C) is not one in which an adverse judgment would, in the good faith judgment of the Indemnitee, likely be materially adverse to the Indemnitee’s business. If the Indemnitor is assuming the defense of such Third Party Claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense; provided, that if the Indemnitor assumes control of such defense the Indemnitor must first acknowledge that it would have an indemnity obligation for Losses resulting from such Third Party Claim as provided under this ARTICLE IX. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof. If the Indemnitor chooses to defend any Third Party Claim, all of the Parties shall, and shall instruct their respective Affiliates to, reasonably cooperate in the defense thereof (subject to any applicable legal privilege or the attorney work-product doctrine). Such cooperation shall be at the Indemnitor’s sole cost and expense and shall include the retention and (upon the Indemnitor’s request) the provision to the Indemnitor of records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (in each case, subject to any applicable legal privilege or the attorney work-product doctrine). If the Indemnitor has assumed the defense of a Third Party Claim in accordance with this Section 9.7(b), then so long as the Indemnitor is defending in good faith any such Third Party Claim (and is otherwise in compliance with this Section 9.7(b)), the Indemnitee shall not pay, settle, compromise, or discharge such Third Party Claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned, or delayed). If the Indemnitor has assumed the defense of a Third Party Claim in accordance with this Section 9.7(b), the Indemnitor may only pay, settle, compromise, or discharge such Third Party Claim with the Indemnitee’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, that the Indemnitor may pay, settle, compromise, or discharge such Third Party Claim without the written consent of the Indemnitee if such settlement (1) includes, as a condition to any such settlement or compromise, a general release of the Indemnitee and its Affiliates from all Liability in respect of such Third Party Claim, (2) does not subject the Indemnitee to any injunctive relief or other non-monetary remedy, (3) does not include a statement or admission of fault, culpability, Liability, violation of Law or the rights of any Person by Indemnitee or any of its Affiliates or failure to act by or on behalf of the Indemnitee or any of its Affiliates, and (4) provides for the payment by the Indemnitor of monetary damages as the sole relief for the claimant(s) in such Third Party Claim. In the event that the Indemnitor fails to assume the defense of a Third Party Claim in accordance with this Section 9.7(b) or following the Indemnitor’s assumption of the defense of a Third Party Claim in accordance with this Section 9.7(b) any of the conditions set forth in this Section 9.7(b) becomes unsatisfied with respect to such Third Party Claim, then the Indemnitee may assume control of the defense of such Third Party Claim to the entire exclusion (including with respect to the settlement or compromise of, or entry of judgment in, such Third Party Claim) and at the entire expense of the Indemnitor.

Section 9.8         Right of Set-Off. Subject to the applicable limitations of this ARTICLE IX, if applicable, Seller agrees that all or any portion of any Indemnifiable Losses incurred, alleged in good faith to be incurred or suffered by any Buyer Indemnified Person may, at Buyer’s option and upon at least five (5) days’ prior written notice from Buyer to Seller describing in reasonable detail the nature and basis therefor, be set-off against the Deferred Payment. With respect to any such amount set-off by Buyer that has not been (a) finally agreed to in writing between Buyer and Seller or (b) finally determined in favor of Buyer or another Buyer Indemnified Person in accordance herewith, to the extent the amount set-off is greater than the amount determined to be due and owing to Buyer or such Buyer Indemnified Person in accordance herewith, Buyer shall, within five (5) Business Days after such determination, pay or cause to be paid to Seller, by wire transfer of immediately available funds, the amount of such excess. The right of set-off provided in this Section 9.8 shall not be the exclusive means of collecting any Indemnifiable Loss incurred or suffered by any Buyer Indemnified Person in connection with this Agreement.

Section 9.9         Exclusive Remedy. The Parties acknowledge and agree that, except (a) in the case of Fraud or as otherwise provided herein, (b) the remedies of specific performance or injunctive or other equitable relief, or (c) other remedies expressly provided in this Agreement (including Section 1.6 with respect to the adjustment of the Purchase Price and the final determination of Closing Working Capital), their sole and exclusive remedy following the Closing at law or equity with respect to this Agreement or the transactions contemplated hereby, in each case regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or in tort, whether at law or in equity, or otherwise, shall be pursuant to the indemnity provisions in this ARTICLE IX.

Section 9.10         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, except to the extent otherwise required by Applicable Law.

Section 9.11         Additional Indemnification Provisions. Each Party acknowledges and agrees that the representations, warranties, covenants, and agreements in this Agreement are the product of negotiations among the Parties and represent an agreed-upon contractual allocation of risk among the Parties. Each Party shall be entitled to rely upon, and shall be deemed to have relied upon, all of the representations, warranties, covenants, and agreements of each other Party set forth herein (as qualified by the schedules and exhibits hereto).

Section 9.12         No Contribution. Neither the Restricted Parties nor any other Seller Indemnified Person (by reason of the fact that any Restricted Party or any of its agents or other Representatives was a controlling person, equityholder, director, officer, manager, employee or agent) shall have any legal or equitable right of contribution against any Buyer Indemnified Person with respect to any Indemnifiable Losses that a Buyer Indemnified Person is entitled to indemnification pursuant to Section 9.2.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Bulk Sales Laws. The Parties hereby waive compliance with any Applicable Laws with respect to the bulk sale of assets, and Seller covenants and agrees to pay and discharge when due all claims of creditors which could be asserted against Buyer by reason of such non-compliance.

Section 10.2 Fees and Expenses. Each Party shall, except as otherwise provided in this Agreement, pay its own expenses and legal fees incident to preparing for, entering into, and carrying out this Agreement and any Transaction Document and the consummation of the transactions contemplated hereby and thereby.

Section 10.3 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by reason of this Agreement shall be in writing and shall be deemed to be given or delivered (a) when personally delivered, (b) when transmitted via e-mail, or (c) the day following the day (except, if not a Business Day, then the next Business Day) on which the same has been sent by overnight courier (providing proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          if to Buyer:

c/o Williston Financial Group LLC

12909 SW 68th Parkway, Suite 350

Portland, OR 97223

Attention: General Counsel

E-mail: [__]

with a copy (which shall not constitute notice) to:

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 39th Floor

San Francisco, CA 94111

Attention: General Counsel

Dan Haspel

E-mail: [__]

[__]

and to:

Holland & Knight LLP

150 N. Riverside Plaza, Suite 2700

Chicago, Illinois 60606

Attention: Morley S. Fortier III

E-mail: [__]

(b)         if to Seller or Doma Corporate:

Doma Title of California, Inc.
101 Mission Street, Suite 740
San Francisco, CA 94105
Attention: Mike Smith

E-mail: [__]

with a copy (which shall not constitute notice) to:

Mayer Brown LLP

575 Market Street, Suite 2500

San Francisco, CA 94105

Attention: Paul Chen

E-mail: [__]

Section 10.4         Interpretation. When a reference is made in this Agreement to a Section, Exhibit, or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated. All references herein to any agreement, instrument, statute, rule, or regulation are to the agreement, instrument, statute, rule, or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule, or regulation, including any successor to said section. Any fact or item disclosed in any section of the Seller Disclosure Schedule shall be deemed disclosed in all other sections of the Seller Disclosure Schedule to the extent the applicability of such fact or item to such other section of the Seller Disclosure Schedule is reasonably apparent on its face to a third party. Disclosure of any item in the Seller Disclosure Schedule shall not be deemed an admission of liability to any third party. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars. All time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day. This Agreement has been fully negotiated by the Parties and shall not be construed by any Governmental Entity or other Person against either Party by virtue of the fact that such Party was the drafting Party.

Section 10.5         Entire Agreement; Third Party Beneficiaries. This Agreement, the other agreements referred to herein (including the Transaction Documents) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written and oral agreements and understandings, between the Parties with respect to the subject matter hereof and thereof, and the Parties agree to define their rights, liabilities and obligations with respect to such understanding and the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, the other agreements referred to herein (including the Transaction Documents) and the Confidentiality Agreement. Except as set forth in ARTICLE IX with respect to the Buyer Indemnified Persons and the Seller Indemnified Persons, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies.

Section 10.6         Governing Law. This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall in all respects be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state without giving effect to any conflicts of law principles of such state that might refer the governance, construction or interpretation of such agreements to the Laws of another jurisdiction.

Section 10.7         Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise (other than following the Closing by operation of law in a merger), by either Party without the prior written consent of the other Party, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, without the prior written consent of the other Party, Seller and Buyer may (a) assign and delegate, in whole or in part, its rights and obligations under this Agreement to its Affiliates, (b) assign and delegate its rights and obligations under this Agreement to a subsequent purchaser of Seller or Buyer, as the case may be (whether such sale is structured as a sale of stock, merger, recapitalization or otherwise), and (c) assign any or all of its respective rights under this Agreement or any of the other Transaction Documents to any of its lenders as collateral security; provided, that no assignment shall limit or affect the assignor’s obligations under this Agreement or the other Transaction Documents.

Section 10.8         Dispute Resolution.

(a)         Except for the dispute resolution procedures set forth in Section 1.6 for Working Capital Adjustments, from and after the Closing, the Parties agree that all claims, controversies, and disputes of any kind or nature relating in any way to the enforcement or interpretation of this Agreement or to the Parties’ dealings, rights or obligations in connection herewith (“Dispute” or “Disputes”) shall be exclusively resolved pursuant to the procedures set forth in this Section 10.8.

(b)    In the event a Dispute arises, either Party may give the other Party written notice of the Dispute (“Dispute Notice”). In the event such Dispute Notice is given, the Parties shall attempt to resolve the Dispute promptly and amicably by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the matter. Within seven (7) Business Days after delivery of the Dispute Notice, the receiving Party shall submit a written response. Thereafter, the executives shall promptly confer in person or by telephone to attempt to resolve the Dispute. All reasonable requests for non-privileged (including non-attorney work product) and non-confidential information made by one Party to the other will be honored by the other.

(c)    If the Dispute has not been resolved by negotiation within twenty (20) Business Days of the complaining Party’s Dispute Notice, the Dispute shall (if the complaining Party wishes to pursue the Dispute) be submitted to Judicial Arbitration and Mediation Services (“JAMS”) or its successors for non-binding mediation under the JAMS Mediation Rules. The place of mediation shall be San Francisco, California (or such other location agreed upon by Buyer and Seller in writing). Either Party may commence mediation by providing a written request for mediation (“Request for Mediation”) to JAMS and the other Party, setting forth the subject matter of the dispute and the relief requested.

(d)    All negotiations and proceedings pursuant to Section 10.8(b) and Section 10.8(c) above shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence and any additional confidentiality protections provided by Applicable Law. Further, all applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Section 10.8(b) and Section 10.8(c) are pending. The Parties shall, if necessary, take any actions required to effectuate such tolling.

(e)    If the Dispute has not been completely resolved by mediation within thirty (30) days of the Request for Mediation, the Dispute shall be exclusively resolved by final and binding arbitration administered by JAMS. The Parties further agree that any disagreement as to whether a particular type of claim, controversy, or dispute is subject to arbitration shall, regardless of the nature of the dispute (except those under Section 1.6), be decided exclusively by the arbitrator, and not by a court. Subject to Applicable Laws, each Party agrees that the award of the arbitrator shall be final, binding, and non-appealable and shall be the sole and exclusive remedy between and among the Parties regarding any matter presented to the arbitrator, regardless of the magnitude thereof. All arbitration proceedings shall be conducted pursuant to JAMS’ Streamlined Arbitration Rules and Procedures (“JAMS Rules”). The arbitration shall be conducted in San Francisco, California (or such other location agreed upon by Buyer and Seller in writing), before one (1) neutral arbitrator domiciled there, who shall have at least ten (10) years of experience in hearing, evaluating, and resolving disputes regarding mergers and acquisitions or other corporate transactions and who shall be appointed by agreement of the Parties or, in the event the Parties are unable to agree on the arbitrator within ten (10) calendar days following the commencement of the arbitration, in accordance with JAMS Rule 15. The arbitration shall be conducted exclusively in the English language. The arbitrator(s) shall award attorneys’ fees to the prevailing Party, and shall have the discretion to make a full or partial award of attorneys’ fees based upon their determination of the extent to which a Party achieved the relief sought in its pleadings or prevailed with respect to the issues in controversy. The arbitration, including the arbitration award, shall be governed by the Federal Arbitration Act (9 U.S.C. § 1 et seq.), and judgment upon the award may be confirmed and entered by any court having competent jurisdiction over the Parties or their assets. The arbitrator(s) shall have the power to grant any remedy or relief that they deem just and equitable, including but not limited to orders of specific performance as set out in Section 10.10, the equitable remedies available under Section 6.5(c), or any other injunctive or equitable relief, whether interim and/or final, and any provisional measures ordered by the arbitrator(s) may be enforced by any court of competent jurisdiction.

(f)         Notwithstanding the foregoing, nothing in this Agreement shall prevent either Party from seeking equitable relief (including orders of specific performance as set out in Section 10.10, the equitable remedies available under Section 6.5(c), or any other injunctions, attachments or other such equitable relief) from any court of competent jurisdiction, and any such application to a court for provisional/preliminary relief shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. The arbitrator(s) shall be empowered to modify, reverse, and/or maintain any such provisional/preliminary relief issued by the courts by way of a Partial, Interim or Final Award.

Section 10.9         Waiver of Jury Trial. Each Party hereby knowingly, voluntarily and intentionally waives to the fullest extent permitted by Law any right such Party may have to trial by jury in respect of any litigation or other proceeding permitted by this Agreement. If the subject matter of any lawsuit is one in which the waiver of jury trial is prohibited, no Party will present as a non-compulsory counterclaim in any such lawsuit any claim based on, or arising from, under, or in connection with, this Agreement. Furthermore, no Party will seek to consolidate any such action in which a jury trial cannot be waived.

EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10         Specific Performance. Each Party acknowledges and agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the other Party does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) in accordance with its specified terms or otherwise breaches such provisions. Each Party acknowledges and agrees that, in addition to any other remedy that the other Party may have under law or in equity, if there is any breach or threatened breach by such Party of any covenant in this Agreement, the other Party will be entitled to obtain (a) a decree or Order of specific performance to enforce specifically the observance and performance of such covenant; and (b) an injunction restraining such breach or threatened breach. Each Party agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the other Party otherwise have an adequate remedy at law. Each Party acknowledges and agrees that, in the event that the other Party seeks an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.10, such Party will not be required to provide any bond or other security in connection with any such Order or injunction. The remedies available to the Parties pursuant to this Section 10.10 will be in addition to any other remedy to which they are entitled at law or in equity.

Section 10.11         Severability; Amendment; Modification; Waiver.

(a)         Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but, if any provision or portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision or portion of any provision had never been contained herein.

(b)    This Agreement may be amended, supplemented, or otherwise modified only by a written instrument signed by each of Buyer and Seller. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective.

(c)    No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power, or privilege, preclude any further exercise thereof or the exercise of any other such right, power, or privilege.

Section 10.12         Certain Limitations. Notwithstanding anything to the contrary contained herein, the Seller Disclosure Schedule, or any of the Schedules or Exhibits hereto or thereto, Buyer acknowledges and agrees that neither Seller nor any of its Affiliates, nor any Representative of any of them, make or have made, and Buyer has not relied on, any inducement, promise, representation or warranty, oral or written, express or implied, other than as expressly made by Seller and Doma Corporate in ARTICLE III (as qualified by the Seller Disclosure Schedule). Without limiting the generality of the foregoing, other than as expressly set forth in ARTICLE III (as qualified by the Seller Disclosure Schedule), no Person has made any representation or warranty to Buyer with respect to Seller, the Business, the Purchased Assets, or the Assumed Liabilities, including with respect to (i) merchantability, suitability, or fitness for any particular purpose, (ii) the operation of the Business by Buyer after the Closing, (iii) the probable success or profitability of the Business after the Closing, or (iv) any information, documents, or material made available to Buyer, its Affiliates or Representatives in any “data rooms,” information memoranda, management presentations, functional “break-out” discussions, or in any other form or forum in connection with the transactions contemplated by this Agreement, including any estimation, valuation, appraisal, projection, or forecast with respect to Seller or the Business. With respect to any such estimation, valuation, appraisal, projection, or forecast (including the confidential information memoranda prepared by or on behalf of Seller in connection with the transactions contemplated by this Agreement), Buyer acknowledges that: (i) there are uncertainties inherent in attempting to make such estimations, valuations, appraisals, projections, and forecasts; (ii) it is familiar with such uncertainties; and (iii) such estimations, valuations, appraisals, projections, and forecasts are not and shall not be deemed to be representations or warranties of Seller or any of its Affiliates other than to the extent set forth in Article III (as qualified by the Seller Disclosure Schedule).

Section 10.13         Joint Drafting. The Parties have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the Parties, and no rule of construction will be invoked respecting the authorship of this Agreement.

Section 10.14         Counterparts. This Agreement may be executed in counterparts, all of which shall be considered an original copy of this Agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party. Each Party may deliver its signed counterpart of this Agreement to the other Party by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart. For the avoidance of doubt, a Party’s execution and delivery of this Agreement by electronic signature and electronic transmission (jointly, an “Electronic Signature”), including via Docusign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such Person and shall bind such Person to the terms of this Agreement.

Section 10.15         Misdirected Payments and Assets. From and after the Closing Date, if either Party or any of its Affiliates receives payment from any Person in respect of an account receivable or other payment owed to the other Party or any Affiliate of the other Party, or is in possession of any assets (including, in the case of Seller or any of its Affiliates, any Purchased Asset or, in the case of Buyer or any of its Affiliates, any Excluded Asset) as to which the other Party or any Affiliate of the other Party is entitled or to which the other Party or any Affiliate of the other Party is entitled to the benefit thereof, such Party shall cause the Person receiving such payment or having possession of such asset to promptly remit such payment to the designated bank account of the owner of such receivable or payment or otherwise cause the transfer, assignment, conveyance, and delivery of such asset to the other Party or its designated Affiliate, in each case without the payment of any additional consideration.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Seller, Doma Corporate, and Buyer have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

DOMA TITLE OF CALIFORNIA, INC.

By: /s/ Mike Smith

Name: Mike Smith

Title: CFO/Treasurer

DOMA CORPORATE LLC

By: /s/ Mike Smith

Name: Mike Smith
Title: CFO/Treasurer

[Signature Page to Asset Purchase Agreement]

WILLISTON FINANCIAL GROUP LLC By: /s/ Steve Ozonian Name: Steve Ozonian Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A
Definitions

For purposes of this Agreement, the following terms when used in this Agreement, shall have the respective meanings set forth below.

“Accounts Receivable” means all accounts and accounts receivable of Seller existing at the Closing to the extent relating to the Business and all rights to bill and receive payment from Clients, Carriers, and others relating thereto, including commissions, fees, income, or payments payable by a Carrier or Client (including all accounts and accounts receivable that have been “written off” or charged against or to any bad debt reserve of Seller), and any security held by Seller for the payment thereof.

“Action” means any civil, criminal, regulatory, or administrative action, arbitration, suit, claim, litigation, examination, cause of action, demand, charge, inquiry, audit, notice of violation, proceeding, citation, summons, subpoena, investigation, or similar proceeding, at law or in equity, in each case before a Governmental Entity or an arbitrator.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person, and the term “Affiliated” shall have a correlative meaning. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Applicable Law” means any Law applicable to any Person or such Person’s businesses, properties, or assets, as may be amended from time to time.

“Books and Records” means all records (including computer generated, recorded or stored records) to the extent relating to the Business that are in the possession or control of Seller or any of its Affiliates; provided, however, that Books and Records excludes: (i) Tax Returns and Tax records and all other data and information with respect to Taxes; (ii) records, data and information with respect to any Seller Group Benefit Plan; (iii) any employee-related files with respect to the Specified Doma Corporate Employees except for any Specified Doma Corporate Employee who has become an employee of Buyer or any of its Affiliates following the consummation of the transaction contemplated by this Agreement and who has given consent to the disclosure of such files; (iv) any materials prepared for the boards of directors or similar governing bodies of Seller or any of its Affiliates; (v) any corporate minute books, stock records or similar corporate records of Seller or its Affiliates; (vi) any materials that are privileged or confidential for which Seller or its Affiliates do not have a common interest with Buyer; (vii) any information that Seller believes in good faith and is advised by legal counsel is not permitted to be disclosed or transferred by Seller to Buyer or its Affiliates pursuant to Applicable Law; (viii) any internal drafts, opinions, valuations, correspondence or other materials produced by, or provided between or among, Seller and its Affiliates or Representatives with respect to the negotiation, valuation and consummation of the transactions contemplated under this Agreement; (ix) consolidated financial records (including general ledgers) of Seller or its Affiliates, consolidated regulatory filings made by Seller or its Affiliates and any related correspondence with Governmental Entities, except to the extent the information contained therein identifies the Business and is not otherwise included in a Book and Record and (x) records, data, and information to the extent related to any Excluded Asset or Excluded Liability.

“Business Day” means any day, other than a Saturday, Sunday, or any other date on which banks located in San Francisco, California, are closed for business as a result of federal, state or local holiday.

“Buyer Fundamental Representations” means the representations and warranties contained in Section 4.1, Section 4.2, clause (i) of Section 4.3(a) and Section 4.8.

“Buyer Knowledge Schedule” means the knowledge schedule (including any attachments thereto) delivered by Buyer to Seller in connection with, and constituting a part of, this Agreement.

“Carrier” means any insurance company, surety, benefit plan, insurance pool, risk retention group, reinsurer, Lloyd’s syndicate, ancillary employee benefit carrier, state fund or pool, or other risk bearing or risk assuming entity that provides any title insurance products and related services.

“Client” means any Person to which Seller provides title insurance products and related services in connection with the Business.

“Client Account” means a right to receive fees, income, payments or other compensation and any other entitlements and rights of every kind and nature relating to the Business whatsoever to receive money or payments or other compensation with respect to a particular Client, whether such payment is from a Carrier, a Client, or other Third Party.

“Closed Title Files” has the meaning set forth on Annex I.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means with respect to any Person, any (i) written or oral agreement, contract, Lease, mortgage, license, note, commitment, undertaking, indenture, instrument, or other agreement or (ii) other legally binding obligation or undertaking to which such Person is a party or is otherwise subject or bound.

“Current Assets” means, without duplication, the current operating assets of Seller, determined in accordance with GAAP, excluding any (i) cash or cash equivalents (including deposits in transit), (ii) marketable securities, (iii) Fixed Assets, (iv) intangible assets, (v) current or deferred income Tax assets, (vi) intercompany accounts receivable and related clearing, (vii) accounts receivable due from any Specified Doma Corporate Employees, and (viii) Excluded Assets.

“Current Liabilities” means, without duplication, the current operating liabilities of Seller, determined in accordance with GAAP, excluding any (i) current or deferred income Tax Liabilities, (ii) intercompany accounts payable and related clearing, (iii) accounting balance entries for future lease obligations, (iv) accrued incentive pay due to any Specified Doma Corporate Employees (and the related Taxes therefor), (v) accrued bonuses due to any Specified Doma Corporate Employees, and (vi) accrued but unused vacation and other paid-time-off of any Specified Doma Corporate Employees.

“Customer Data” means a customer’s financial data and Personal Information in Seller’s escrow and title insurance files in existence as of the Closing Date.

“Deferred Payment” means, if the aggregate Specified Retention Weighting for all Eligible Specified Retention Employees is (i) equal to or greater than sixty percent (60%) but less than ninety-five percent (95%), then an amount equal to such aggregate Specified Retention Weighting multiplied by the Deferred Payment Pool, (ii) less than sixty percent (60%), then $0.00, and (iii) equal to or greater than ninety-five percent (95%), then an amount equal to the Deferred Payment Pool.

“Deferred Payment Pool” means an amount equal to (i) fourteen million dollars ($14,000,000) plus (ii) the Unused Retention Pool.

“Doma Permitted Business Activities” means (i) the licensing of Seller’s or any of its Affiliates’ technology, algorithms and other intellectual property to third parties, (ii) data modeling, (iii) the provision of title and closing services to national lenders (i.e., centralized services to support national relationships with lenders) using Seller’s or any of its Affiliates’ proprietary technology/intellectual property, (iv) acting as an underwriter to support independent title agents, (v) providing other services using Seller’s or any of its Affiliates’ proprietary technology/intellectual property, and (vi) maintaining physical locations in the State of California solely for purposes of conducting the other Doma Permitted Business Activities.

“Doma Restricted Employee” means each employee or independent contractor employed or engaged by Seller or any of its Affiliates as of immediately prior to the Closing that subsequently becomes an employee or independent contractor of Buyer or any of its Affiliates, including but not limited to [EE1], [EE2], and all other Specified Doma Corporate Employees.

“Eligible Specified Retention Employee” means each Specified Retention Employee who accepts employment with Buyer or an Affiliate of Buyer following the Closing in accordance with Section 6.7(a), becomes a “Continuing Employee” and (i) remains employed continuously by Buyer or an Affiliate of Buyer from such Specified Retention Employee’s Employment Date through and including the Deferred Payment Measurement Date, (ii) is terminated by Buyer or an Affiliate of Buyer without cause after such Specified Retention Employee’s Employment Date but prior to or on the Deferred Payment Measurement Date, or (iii) has a termination of employment with Buyer or an Affiliate of Buyer due to such Specified Retention Employee’s disability (within the meaning of Section 409A of the Code) or death after such Specified Retention Employee’s Employment Date but prior to or on the Deferred Payment Measurement Date.

“Employee Benefit Plan” means each deferred compensation, retention, change of control, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity or equity-based compensation, phantom equity, employment, consulting, severance, health, vacation, time off, supplemental unemployment benefit, hospitalization insurance, medical, dental, vision, prescription drug, disability, life, welfare, legal services, fringe benefit and other compensation and employee benefit plan, program, agreement, contract, arrangement or policy, including any “welfare benefit plan” (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA) and any “pension benefit plan” (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA).

“Environmental Law” means any Applicable Law relating to any (1) pollution or the protection of the environment, (2) human health and safety, or (3) the handling, use, presence, storage, disposal, release or threatened release of, or exposure to, any Hazardous Materials. The term “Environmental Law” shall include (a), as applicable, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Federal Insecticide, Fungicide, & Rodenticide Act, 7 U.S.C. § 136 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., and all applicable analogous state or local statutes or ordinances, all as amended from time to time; or (b) any Applicable Law concerning exposure to, or the use, handling, generation, storage, recycling, treatment, transportation, processing, handling, labeling, production, or disposal of Hazardous Materials, including any Applicable Law with respect to occupational health or safety, or any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to or ingestion of, any Hazardous Materials.

“Environmental Permit” means any Permit issued pursuant to any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person or trade or business (whether incorporated or unincorporated) that together with the Seller, is, or at any relevant time was, treated as a “single employer” or as part of the same “affiliated service group,” each within the meaning of Section 414 of the Code.

“Escrow Agent” means Comerica Bank.

“Escrow Agreement” means an escrow agreement, substantially in the form of Exhibit B attached hereto, to be entered into at the Closing by Seller, Buyer, and the Escrow Agent.

“Estimated Working Capital Adjustment” means an amount, which may be positive or negative, equal to the difference of (a) the Estimated Working Capital minus (b) the Working Capital Target.

“Fixed Assets” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, and other items of tangible personal property of every kind, whether owned or leased by Seller, wherever located, in each case to the extent primarily used in or held for use in the Business.

“Fraud” means an act committed by a Party or any of its Affiliates with intent to deceive another Party and requires (i) a false representation of any material fact or matter expressly set forth in this Agreement (including the Seller Disclosure Schedule) or any document or certificate delivered in connection herewith, (ii) with knowledge that, or a reckless disregard that, such representation is false, (iii) with an intention to induce the Party to whom such representation is made to act or refrain from acting upon it, (iv) causing that Party, based upon such false representation, to take or refrain from taking action, and (v) causing that Party to suffer damage.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” means any Person employed by or that is an agent of any Governmental Entity or any political party or that is a candidate for any office of a Governmental Entity.

“Governmental Entity” means any United States, federal, state, local, foreign or other governmental agency or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Hazardous Material” means any material, chemical, or substance that is characterized, classified, listed, defined, designated or regulated under any applicable Environmental Law, as amended, as “hazardous”, “toxic”, “pollutant”, “contaminant”, “radioactive”, “waste”, or words of similar meaning or effect, including pesticides, petroleum products and by-products and breakdown products, asbestos-containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, 1,4-dioxane, radioactive materials, urea formaldehyde insulation, or any other substance or material which may be harmful to human health or the environment and which is regulated or controlled under any applicable Environmental Law, due to its hazardous or deleterious properties or characteristics.

“Indebtedness” means, with respect to any Person, as of any time, without duplication, all obligations, including the outstanding principal amount of, accrued and unpaid interest on, and other liquidated payment obligations (including any prepayment penalties, premiums, costs, breakage, or other amounts payable in connection with the prepayment, repayment, or retirement thereof) of such Person consisting of or related to (i) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, or other debt security (including a purchase money obligation), (iii) obligations under leases that are required to be capitalized in accordance with GAAP, (iv) obligations for the deferred purchase price of property, goods, or services (other than trade payables or accruals incurred in the Ordinary Course of Business to the extent included within Closing Working Capital (as finally determined in accordance with Section 1.6), but including any deferred purchase price Liabilities, contingent payments, earnouts, installment payments, seller notes, promissory notes, or similar Liabilities, in each case, related to past acquisitions and, for the avoidance of doubt, in each case, whether or not contingent), (v) letters of credit (whether drawn or undrawn), (vi) all obligations under any currency or interest rate swap, hedge, or similar agreement or arrangement (with respect to Seller and the Business, determined as if such instrument were terminated as of the Closing Date), (vii) accrued incentive pay due to any Specified Doma Corporate Employees (and the related Taxes therefor), (viii) accrued bonuses due to any Specified Doma Corporate Employees, (ix) accrued but unused vacation and other paid-time-off of any Specified Doma Corporate Employees, and (x) guarantees of any Liability of a third party of the type described in the foregoing clauses (i) through (ix).

“Indemnifiable Losses” means any and all damages, disbursements, Taxes, deficiencies, penalties, settlements, losses, liabilities, obligations, costs, and expenses (including reasonable attorneys’ and accountants’ fees and expenses and costs and expenses of investigation and defense); provided that Indemnifiable Losses shall in no event include any punitive damages unless such punitive damages are payable to a third party or otherwise incurred in connection with any Fraud.

“Indemnitee” means any Person entitled to indemnification under this Agreement.

“Indemnitor” means any Person required to provide indemnification under this Agreement.

“Insurance Laws” means all Applicable Laws relating to the business of insurance, whether federal, national, provincial, state, local or multinational, and all applicable Orders, directives of, and market conduct recommendations resulting from market conduct examinations of, Insurance Regulators.

“Insurance Regulator” means, with respect to any jurisdiction, any Governmental Entity charged with or responsible the regulation, evaluation, or oversight of the business of insurance, in such jurisdiction under Insurance Laws.

“IT Assets” means the computer systems (including computers, servers, workstations, routers, hubs, switches, circuits, networks, data communication lines, software, hardware, information technology systems, telecommunication systems, data processing systems, databases, data repositories, cloud services and other systems, equipment and infrastructure) that are owned, leased, licensed or otherwise used by or on behalf of Seller in or necessary to conduct the Business.

“Knowledge” means the actual knowledge, after a due and reasonable inquiry, of (i) with respect to Seller and Doma Corporate, those Persons listed in the Seller Knowledge Schedule, and (ii) with respect to Buyer, those Persons listed in the Buyer Knowledge Schedule.

“Law” means any law, statute, legislation, principle of common law, judicial decision, resolution, code, directive, determination, charge, direction, ordinance, written rule or regulation, Order, injunction, judgment, decree, constitution, or treaty enacted, promulgated, issued, enforced, or entered by any Governmental Entity.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Seller holds, occupies, or uses any real property.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, known or unknown, whether absolute or contingent, matured or unmatured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, or due or to become due.

“Lien” means any mortgage, pledge, deed of trust, lien, encumbrance, charge, claim, community property interest, marital property interest, equitable interest, condition, hypothecation, security interest, or similar claim or interest.

“made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, inclusion in the virtual data rooms hosted by Intralinks, Inc. and Box (the “Data Room”) in connection with the transactions contemplated hereby for a continuous period of at least two (2) calendar days immediately prior to the date of this Agreement.

“Material Adverse Effect” means any event, occurrence, fact, development, condition, or change, individually or in the aggregate with any other event, occurrence, fact, development, condition, or change, that (i) has, or is reasonably expected to have, a material adverse effect on the business, operations, prospects, earnings, condition (financial or otherwise), assets (including intangible assets), or liabilities of Seller or (ii) would impair or delay in any material respect the ability of Seller to consummate the transactions contemplated hereby, but excluding any such effect to the extent resulting from, arising out of, or relating to (except, with respect to the following clauses (A), (B) and (D), to the extent such event, occurrence, fact, development, condition, or change disproportionately affects Seller as compared to other participants in the industry in which Seller operates): (A) general political, economic, regulatory, legislative, or securities or financial market conditions (including changes in interest rates, changes in currency exchange rates, or changes in equity prices); (B) any change, development, event or occurrence affecting the insurance or reinsurance industry generally or any occurrence or condition generally affecting participants in any jurisdiction or geographic area in any segment of the industries or markets in which the Business operates (including natural catastrophe events); (C) any change or in GAAP or Applicable Law, or the interpretation or enforcement thereof; (D) any Public Health Event, hostilities, acts of war or terrorism, or any escalation or worsening thereof; (E) the negotiation, execution, and delivery of, or compliance with the terms of, or the taking of any action required by, this Agreement or any Transaction Document or the failure to take any action prohibited by this Agreement or any Transaction Document; or (F) any failure of Seller to meet any financial projections, forecasts, predictions, or targets (but not excluding the underlying reason therefor to the extent such reason therefor is not otherwise excluded by the other clauses of this definition).

“Material Contract” means, to the extent exclusively relating to the Business, each Contract to which Seller is a party, or by which Seller or any Purchased Assets are bound that:

(i)	is with any Carrier, wholesaler, aggregator, multi-agency network or broker;

(ii)	involves the expenditure or receipt by Seller (net of premiums not retained by Seller) of more than $75,000 annually;

(iii)	requires Seller to guarantee, reimburse, indemnify or hold harmless any other Person, or provides for a guaranty of or by Seller;

(iv)	imposes on Seller any non-competition, non-solicitation, non-disclosure, confidentiality or other similar restrictive obligation;

(v)	imposes on any other Person, for the benefit of Seller, any non-competition, non-solicitation, non-disclosure, confidentiality, or other similar restrictive obligation;

(vi)

provides for or relates to any employment, independent contractor, or consulting relationship with any Person, including obligations relating to confidentiality, nondisclosure, noncompetition and nonsolicitation of customers or employees and contractors;

(vii)	is between Seller and any Affiliate of Seller or Related Party;

(viii)	grants a Lien on any Purchased Asset or other asset of Seller (including under conditional sales, capital leases or other title retention or security devices);

(ix)

grants or increases any severance, continuation, termination or post-termination pay to any director, officer, shareholder, interest holder, partner, employee, agent, consultant, or independent contractor of Seller;

(x)	establishes any partnership, joint venture or similar arrangement that is material to the Business;

(xi)	is a Lease;

(xii)	involves the acquisition or sale of any securities or any substantial portion of assets or business of or to any other Person, whether completed or pending;

(xiii)	is between Seller and any Governmental Entity;

(xiv)	any indenture, mortgage, note, loan agreement, equipment financing agreement, installment obligation, or other Contract relating to Indebtedness of Seller or the Business;

(xv)	any Contract for capital expenditures with remaining obligations;

(xvi)	any distribution, reseller, dealer, agency, franchise, revenue sharing, alliance, joint venture, or similar Contract;

(xvii)

any Contract that contemplates the payment of royalties, commissions, or other payments based on provision of services or sales of products, whether related to licensing or development of Intellectual Property or otherwise, other than non-exclusive license to commercially available off-the-shelf Intellectual Property for less than $15,000 annually;

(xviii)

any Contract pursuant to which Seller is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures, or other personal property, which involves the expenditure or receipt by Seller of more than $15,000 annually; or

(xix)	is otherwise material to the Business, either individually or collectively with related Contracts.

“Material Non-Public Information” means information (i) that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD, and (ii) to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold equity interests in Doma Holdings Inc.

“NWC Escrow Amount” means Five Hundred Thousand Dollars ($500,000).

“Order” means any order, judgment, decree, injunction, stipulation, settlement, or consent order of or with any Governmental Entity.

“Ordinary Course of Business” means, with respect to a Person, the ordinary course of business of such Person consistent with past practice.

“Organizational Documents” means, with respect to any entity, (i) the certificate or articles of incorporation and the bylaws, the memorandum of association and the articles of association, the certificate of formation and partnership agreement or operating agreement, as applicable, and (ii) any documents comparable to those described above as may be applicable to such entity pursuant to any Applicable Law or by contract.

“Outstanding Transaction Expenses” means any and all fees, costs, and expenses and other amounts incurred or otherwise payable by or on behalf of Seller or the Business in connection with the negotiation, execution and delivery of any letter of intent or term sheet, this Agreement or any other Transaction Document, as well as the consummation of the transactions contemplated hereby and thereby, including (i) all legal, Tax, accounting, financial, and other advisory and consulting fees, (ii) all investment banking and financial intermediary fees, costs, and expenses; (iii) all fees, costs and expenses associated with Seller or the Business obtaining the release and termination of any Liens on the Purchased Assets; and (iv) all fees, costs and expenses associated with Seller or the Business obtaining any consents, approvals, authorizations, waivers or cooperation from any Governmental Entity or any other Person in connection with the consummation of the transactions contemplated hereby or by any of the other Transaction Documents, the purchase and sale of the Purchased Assets hereunder and the transfer to Buyer of the Purchased Assets.

“Permitted Liens” means: (i) Liens for or in respect of Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings, as disclosed herein and for which adequate reserves have been established in accordance with GAAP; (ii) workers’, mechanics’, materialmen’s, repairmen’s, suppliers’, carriers’, tenants’, or similar Liens arising in the Ordinary Course of Business or by operation of law with respect to obligations that are not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) all covenants, conditions, restrictions (including any zoning, entitlement, conservation, restriction, and other land use and environmental regulations by Governmental Entities), easements, charges, rights-of-way, other Liens and other irregularities in title (including leasehold title) that do not impair in any material respect the use or value of the real property, leases, or leasehold estates affected thereby; (iv) liens of lessors under any leased real property that do not arise as a result of any default or breach or other error or omission and that do not materially impair the value of the property subject to such Liens or the use of such property in the Business; (v) all other Liens that do not materially impair the value of the property subject to such Liens or the use of such property in the Business; (vi) variations, if any, between tax lot lines and property lines; and (vii) those Liens set forth on Annex II attached hereto.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Entity, or other entity.

“Personal Information” means any data or other information associated with an identified or identifiable individual, about or from an individual, including any personally identifiable data or information protected by or subject to any Privacy and Security Laws or contractual obligations, including but not limited to an individual’s name, physical address, email address, phone number, date of birth, financial account information, health information, credit card information, any medical, insurance or government identification numbers, and any device or online identifiers.

“Personal Information Breach” means any breaches of the security or privacy (including theft or unlawful, accidental, or unauthorized use, access, collection, processing, storage, disposal, destruction, transfer, disclosure, interruption, modification or other misuse) of Personal Information by any Person.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means without duplication any (i) Liability (whether such Liability is direct or as a result of transferee or successor liability, joint and/or several liability, pursuant to a Contract or other agreement, pursuant to the filing of a Tax Return, pursuant to an adjustment by a Governmental Entity, or otherwise) for any Taxes or the nonpayment thereof (whether or not accrued, assessed or currently due and payable and in each case whether disputed or not) (1) of Seller (or any equityholder or Affiliate of Seller), or for which Seller (or any equityholder or Affiliate of Seller) is otherwise liable, for any taxable period, including all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which Seller (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local, or foreign Law or regulation; (2) relating to the Excluded Assets or Excluded Liabilities for any taxable period; and (3) relating to the Purchased Assets, Business or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) any Taxes resulting from any breach or inaccuracy of any of the representations set forth in Section 3.15(e) or Section 3.16 or any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Section 6.4; and (iii) all Transfer Taxes required to be borne by Seller pursuant to Section 6.4(a).

“Privacy and Security Laws” means all Applicable Laws (relating to privacy, data security, data protection, data transfer, breach notification, telephone and text message communications, online tracking, and marketing by email or other changes, and the processing of Personal Information) in all relevant jurisdictions.

“Public Health Event” means any disease outbreak which resulted in an endemic, epidemic, pandemic or plague, regardless of stage, that occurs in one or more geographies in which the Business operates.

“Related Party” means (i) Seller, (ii) Affiliates of Seller, (iii) any officer or director of Seller, or (iv) any immediate family member of anyone in clause (iii).

“Release” means any release, spill, emission, emptying, escaping, discharge, leaking, pumping, pouring, injection, dumping, disposal leaching or migration into the environment (including, without limitation, soil, soil vapor, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, soil vapor, surface water, groundwater or property.

“Remedial Action” means any action required by any Governmental Entity or any Environmental Law (including any voluntary remedial action program) to reduce, eliminate, cleanup, remove, treat or in any other way address any current or potential future exposures caused by the presence of Hazardous Materials, including but not limited to: (a) performing studies, investigations, or monitoring with respect of any such Hazardous Materials; (b) cleanup, removal, treatment, encapsulation, stabilization, or remediation of any Hazardous Materials; or (c) prevention or mitigation of further releases of such Hazardous Materials.

“Representative” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents, advisors, attorneys, accountants, consultants and representatives of such Person or of its Affiliates.

“Restricted Business” means the business of the provision, sale, marketing of retail title and closing services (including escrow services), including the marketing and servicing of the public and real estate community directly through branch offices and storefronts providing title, closing, and escrow services to consumers, mortgage lenders, and real estate brokers; provided, however, that Restricted Business does not include any Doma Permitted Business Activities.

“Seller Disclosure Schedule” means the disclosure schedule (including any attachments thereto) delivered by Seller to Buyer in connection with, and constituting a part of, this Agreement.

“Seller Fundamental Representations” means the representations and warranties contained in Section 3.1, clause (i) of Section 3.2(a), clause (i) of Section 3.2(c), Section 3.4 and Section 3.24.

“Seller Group Benefit Plan” means each Employee Benefit Plan that is sponsored, maintained, contributed to, or required to be contributed to, by Seller or any ERISA Affiliate of Seller, or with respect to which Seller or any ERISA Affiliate of Seller has any Liability.

“Seller Knowledge Schedule” means the knowledge schedule (including any attachments thereto) delivered by Seller to Buyer in connection with, and constituting a part of, this Agreement.

“Software” means any and all (i) computer software programs, systems, applications and code (including any and all software implementations of algorithms, models and methodologies, development and design tools, applets, compilers and assemblers), together with any error corrections, updates, modifications, or enhancements thereto, in both machine readable form and human readable form, including all firmware and all comments and any source, object and procedural code, and (ii) all documentation, other works of authorship and media relating to or embodying any of the foregoing.

“Specified Doma Corporate Employees” means the employees of Doma Corporate who will receive employment offers from Buyer, as set forth on Annex III attached hereto.

“Specified Retention Employees” means each of the employees set forth on Annex IV attached hereto.

“Specified Retention Weighting” means, with respect to each Specified Retention Employee, the amount set forth opposite such Specified Retention Employee’s name on Annex IV attached hereto under the heading “Weighting”.

“Straddle Period” means a taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof, and for this purpose a Person owns a majority ownership interest in such a business entity (other than a corporation) if such Person shall be allocated a majority of such business entity’s gains or losses or shall be or controls any managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” or “Taxes” means (i) any federal, state, local, or municipal, or non-U.S. income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, unclaimed property or abandoned property or escheat, value added, excise, natural resources, net investment income, severance, stamp, occupation, windfall or other profits, environmental, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee, withholding, premium, ad valorem, intangible, recording, proceeds, lease, goods and services, interest equalization, turnover, healthcare (whether or not considered a tax under Applicable Law), branch, capital gains, capital, net worth, production, employer health, government pension plan premiums and contributions, workers’ compensation premiums, employment/unemployment insurance or compensation premiums and contributions, or other tax, duty or other governmental charge or assessment of any kind whatsoever or deficiencies thereof, including any interest, penalties or additions to tax in respect of the foregoing, in each case whether disputed or not, and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement or arrangement, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any report, form, estimate, extension request, information statement, claim for refund, or return filed or required to be filed with a Taxing Authority in connection with, any Tax, including any schedule or attachment thereto, and any amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the imposition or collection of any Tax.

“Third Party” means any Person that is not (i) a Party or (ii) an Affiliate of a Party.

“Third Party Claim” means any claim, action, suit, or proceeding made or brought by any Person that is not a party to this Agreement or an Affiliate thereof.

“Title Plants” means, collectively: (i) Joint Plant of Marin County, LLC, a California limited liability company; (ii) Joint Plant of San Mateo County II, LLC, a California limited liability company; (iii) Joint Title Plant of Santa Clara County, LLC, a California limited liability company; and (iv) Computerized Title Records of Sonoma County LLC, a California limited liability company.

“Trade Names” means in any and all jurisdictions worldwide (whether or not capable of registration, registered, or not registered), all trademarks, service marks, trade names, brand names, trade dress, slogans, logos, corporate names and other indicia of origin or other business identifiers (including “doing business as” names), together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof.

“Transaction Documents” means any Contract that is to be entered into between the Parties at the Closing or otherwise pursuant to this Agreement on or prior to the Closing Date, including any such Contract listed in Section 2.2 and Section 2.3.

“Unused Retention Pool” means the aggregate amount of the retention bonuses payable to the individuals identified on Annex V attached hereto that are (i) forfeited by the applicable Continuing Employee pursuant to the terms of such Continuing Employee’s retention bonus agreement, employment agreement or other Contract with Buyer or an Affiliate of Buyer with Buyer or an Affiliate of Buyer prior to the Deferred Payment Measurement Date or (ii) not the subject of a retention bonus agreement, employment agreement or other Contract with Buyer or an Affiliate of Buyer entered into between a Continuing Employee and Buyer or an Affiliate of Buyer prior to the Deferred Payment Measurement Date; provided, however, that in no event shall the “Unused Retention Pool” exceed three million five hundred thousand dollars ($3,500,000).

“Working Capital” means the Current Assets minus the Current Liabilities, as of the Closing, calculated in accordance with GAAP.

“Working Capital Target” means an amount equal to zero dollars ($0).

In addition, the following terms shall have the respective meanings set forth in the following sections of this Agreement:

Term	Section Reference
Agreed Amount	9.6(e)
Agreement	Preamble
Assigned Contracts	1.1(c)
Assumed Liabilities	1.3(a)
Balance Sheet	3.8(a)
Bank Statements	3.12
Bill of Sale and Assignment and Assumption Agreement	2.2(a)
Business	Recitals
Buyer	Preamble
Buyer Indemnified Persons	9.2
Buyer Insurance Subsidiary	4.7(a)

Buyer Permits	4.7(a)
Cash Purchase Price	1.4
Claim	9.6(b)
Claimed Amount	9.6(b)
Claim Notice	9.6(b)
Closing	2.1
Closing Date	Preamble
Closing Payment	1.5(b)
Closing Statement	1.6(b)(i)
Closing Statement Objection Notice	1.6(b)(ii)
Closing Statement Review Period	1.6(b)(ii)
Closing Working Capital	1.6(b)(i)
Confidentiality Agreement	6.3(a)
Confidential Information	6.3(b)
Contested Amount	9.6(c)
Contested Claim	9.6(c)
Continuing Employees	6.7(a)
Deductible	9.4(a)
Deferred Payment Measurement Date	1.7(a)
Deferred Payment Statement	1.7(a)1.7(b)
Deferred Payment Statement Objection Notice	1.7(b)
Deferred Payment Statement Review Period	1.7(b)
Dispute/Disputes	10.8(a)
Dispute Notice	10.8(b)
Doma Corporate	Preamble
Electronic Signature	10.14
Employment Agreements	2.2(i)
Employment Date	6.7(a)
Enforceability Exceptions	3.1(c)
Escrow Account	1.5(a)
Estimated Closing Statement	1.6(a)(i)
Estimated Working Capital	1.6(a)(i)
Excluded Assets	1.2
Excluded Liability/Excluded Liabilities	1.3(b)
Financial Statements	3.8(a)
Indemnification Cap	9.4(a)
Independent Accounting Firm	1.6(b)(ii)
Instant Underwriting Technologies	Recitals
Insurance Policies	3.22
Intellectual Property	3.13(a)
Intellectual Proprietary Rights	3.13(a)
JAMS	10.8(c)
JAMS Rules	10.8(e)
[EE1] Employment Agreement	2.2(h)
NWC Shortfall	1.6(c)(ii)
[EE2] Employment Agreement	2.2(i)
Party/Parties	Preamble

Pending Title File/Pending Title Files	1.1(a)
Pending Title Files Revenues	1.1(a)
Permits	3.14(b)
Preliminary Purchase Price	1.5
Privacy and Security Requirements	3.13(b)
Purchased Assets	1.1
Purchase Price	1.4
Purchase Price Allocation	6.4(b)
Real Property	3.17(b)
Recovery Costs	9.5
Related Party Agreement	3.20(a)
Remaining Title Plant Interests	6.8
Request for Meditation	10.8(c)
Response Notice	9.6(c)
Restricted Party/Restricted Parties	6.3(b)
Seller	Preamble
Seller Indemnified Persons	9.3
Stipulated Amount	9.6(f)
Tax Representations	9.1
title insurance products and related services	Recitals
Transfer Taxes	6.4(a)
Transition Services Agreement	2.2(c)
UFTA	3.19

EXHIBIT B

Form of Escrow Agreement

ANNEX III

Specified Doma Corporate Employees

ANNEX IV

Specified Retention Employees

ANNEX V Retention Pool

SELLER KNOWLEDGE SCHEDULE

BUYER KNOWLEDGE SCHEDULE